Exhibit 10.1

Mercury Parent, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of October 19, 2016

THE UNITS REFERRED TO IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS

Page

Article I

CERTAIN DEFINITIONS

Article II

ORGANIZATIONAL MATTERS

2.1. Formation	18
2.2. The Certificate, Etc	18
2.3. Name	19
2.4. Purpose	19
2.5. Powers of the LLC	19
2.6. Foreign Qualification	20
2.7. Principal Office; Registered Office	21
2.8. Term	21
2.9. No State-Law Partnership	21

Article III

UNITS; CAPITAL ACCOUNTS

3.1. Units; Unitholders	23
3.2. Unitholder Meetings	26
3.3. Action of Unitholders by Written Consent or Telephone Conference	29
3.4. Issuance of Additional Units and Interests	30
3.5. Preemptive Rights	31
3.6. Capital Accounts	33
3.7. Negative Capital Accounts	34
3.8. No Withdrawal	34
3.9. Loans From Unitholders	34

Article IV

DISTRIBUTIONS; ALLOCATIONS AND REDEMPTIONS

4.1. Distributions	37
4.2. Allocations	39
4.3. Tax Allocations	40
4.4. Indemnification and Reimbursement for Payments on Behalf of a Unitholder	40
4.5. Transfer of Capital Accounts	41
4.6. Withholding	41

Article V

BOARD OF MANAGERS; OFFICERS

5.1. Management by the Board of Managers	43
5.2. Composition and Election of the Board of Managers	48
5.3. Board Meetings and Actions by Written Consent	51
5.4. Committees; Delegation of Authority and Duties	54
5.5. Officers	55

Article VI

GENERAL RIGHTS AND OBLIGATIONS OF UNITHOLDERS

6.1. Limitation of Liability	56
6.2. Lack of Authority	56
6.3. No Right of Partition	57
6.4. Unitholders Right to Act	57
6.5. Right to Financial Information	57
6.6. Public Filing Information Rights	57
6.7. Non-Competition	61
6.8. Non-Solicitation	61
6.9. Statements by the Unitholder	61
6.10. Publicity	62
6.11. Transactions Between the LLC and the Unitholders	63
6.12. Initial Public Offering	63
6.13. Interests in Providence	63

Article VII

EXCULPATION AND INDEMNIFICATION

7.1. Exculpation	64
7.2. Right to Indemnification	64
7.3. Advance Payment	65
7.4. Indemnification of Employees and Agents	65
7.5. Appearance as a Witness	65
7.6. Nonexclusivity of Rights	65
7.7. Insurance	66
7.8. Savings Clause	66
7.9. Certain Dealings and Opportunities	66

Article VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1. Records and Accounting	67
8.2. Fiscal Year	67
8.3. Tax Information	67
8.4. Transmission of Communications	67
8.5. LLC Funds	68

Article IX

TAXES

9.1. Tax Returns	68
9.2. Tax Elections	68
9.3. Tax Matters Partner	68

Article X

TRANSFERS

10.1. Transfers by Unitholders	69
10.2. Effect of Assignment	70
10.3. Restrictions on Transfer	71
10.4. Participation Rights	71
10.5. First Negotiation Rights	74
10.6. Drag-Along Rights	75
10.7. Transfer of Consent and Designation Rights	77
10.8. Void Transfers	78
10.9. Legends	78

Article XI

ADMISSION OF UNITHOLDERS

11.1. Substituted Unitholders	78
11.2. Additional Unitholders	79
11.3. Optionholders	79

Article XII

WITHDRAWAL AND RESIGNATION OF UNITHOLDERS

12.1. Withdrawal and Resignation of Unitholders	79
12.2. Withdrawal of a Unitholder	80

Article XIII

DISSOLUTION AND LIQUIDATION

13.1. Dissolution	80
13.2. Liquidation and Termination	80
13.3. Cancellation of Certificate	81
13.4. Reasonable Time for Winding Up	81
13.5. Return of Capital	82
13.6. Reserves Against Distributions	82

Article XIV

VALUATION

14.1. Determination	82
14.2. Fair Market Value	82

Article XV

GENERAL PROVISIONS

15.1. Power of Attorney	83
15.2. Confidentiality	84
15.3. Amendments	85
15.4. Title to LLC Assets	86
15.5. Remedies	86
15.6. Successors and Assigns	86
15.7. Severability	86
15.8. Regulatory Matters	87
15.9. Notice to Unitholder of Provisions	87
15.10. Counterparts	87
15.11. Consent to Jurisdiction	87
15.12. Descriptive Headings; Interpretation	88
15.13. Applicable Law	88
15.14. MUTUAL WAIVER OF JURY TRIAL	88

15.15. Addresses and Notices	89
15.16. Creditors	89
15.17. Waiver	89
15.18. Further Action	90
15.19. Offset	90
15.20. Entire Agreement	90
15.21. Delivery by Facsimile	90
15.22. Survival	90
15.23. Deemed Transfer of Units	91
15.24. Recapitalization	91

SCHEDULE A	Unitholders, Capital Contributions and Units

SCHEDULE B	Management Equity and Employee Incentive Plan Units

EXHIBIT A	Key Terms of Registration Rights Agreement

ANNEX I	Specified Transferees

Mercury Parent, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of October 19, 2016, is entered into by and among Mercury Parent, LLC (the “LLC”) and the Unitholders party hereto.

WHEREAS, the LLC and certain of the Unitholders are party to that certain Limited Liability Company Agreement dated October 17, 2016;

WHEREAS, the Unitholders wish to enter into this Limited Liability Company Agreement to amend and restate the Existing LLC Agreement in its entirety and admit certain new Unitholders and wish for this Agreement to constitute the limited liability company agreement of the LLC in accordance with the Delaware Act, and to provide for, among other things, the management of the business and affairs of the LLC, the allocation of profits and losses among the Unitholders, the respective rights and obligations of the Unitholders to each other and to the LLC, and certain other matters; and

WHEREAS, until the Capital Contributions as set forth on Schedule A have been made, the Principal Investors intend for this Agreement to serve as a stockholders agreement between the Principal Investors with respect to their respective equity interests in the Company Sub.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby enter into this Agreement as follows:

Article I

CERTAIN DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Absent Manager” shall have the meaning set forth in Section 5.3(b).

“Accredited Investor” has the meaning given to such term in Regulation D promulgated under the Securities Act.

“Additional Securities” shall have the meaning set forth in Section 3.4.

“Additional Unitholder” means a Person admitted to the LLC as a Unitholder pursuant to Section 11.2.

“Advisory Agreement” means that certain Management Consulting Agreement, dated as of the date hereof, by and among the Borrower, Frazier Management, LLC and The Providence Service Corporation.

“Affiliate” of any particular Person means (i) any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise, (ii) if such Person is a partnership, any general partner thereof or any limited partner thereof who, alone or together with its Affiliates, owns at least 50% of the outstanding limited partnership interests of such partnership and (iii) without limiting the foregoing, with respect to Frazier only, any Person advised, managed or sub-advised by an investment adviser affiliated with such Persons; provided, that for purposes of this Agreement (x) none of the members of the Company Group shall be deemed an Affiliate of Frazier or Providence (and vice versa) and (y) Coliseum shall not be considered an Affiliate of Providence; provided, that Coliseum shall be deemed an Affiliate purposes of Section 10.6 and the definitions of “Sale of the LLC” and “Approved Sale” for so long as Coliseum owns, directly or indirectly, at least five percent (5%) of the debt or equity Securities of Providence Parent and/or Providence.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as amended or modified from time to time in accordance with the terms hereof.

“Annual Financial Statements” shall have the meaning set forth in Section 6.6(a)(i).

“Approved Sale” means:

(a) any Sale of the LLC approved by each Principal Investor;

(b) prior to the seventh (7th) anniversary of the date hereof, any Sale of the LLC approved by Frazier at such time that Frazier (together with its Affiliates) holds no less than fifty percent (50%) of the LLC’s outstanding Units (without giving effect to any dilution resulting from issuances that are not subject to the preemptive rights set forth in Section 3.5) (i) that occurs prior to an initial Public Offering, (ii) that would result (with respect to each Principal Investor) in Proceeds to the Principal Investors of not less than one times (1.0x) the Principal Investor Investment as of the date thereof if all Units outstanding were Transferred in such Sale of the LLC, (iii) pursuant to which all of the consideration received is cash or marketable securities (unless the Principal Investors otherwise agree) and (iv) pursuant to which Frazier proposes to Transfer to any Person or Group that is not an Affiliate of Frazier all of its Units in a single Sale of the LLC; and

(c) after the seventh (7th) anniversary of the date hereof, any Sale of the LLC approved by either Principal Investor at such time that such Principal Investor (together with its Affiliates) holds no less than thirty percent (30%) of the LLC’s outstanding Units (without giving effect to any dilution resulting from issuances that are not subject to the preemptive rights set forth in Section 3.5) (i) that occurs prior to an initial Public Offering, (ii) pursuant to which all of the consideration received is cash or marketable securities (unless the Principal Investors otherwise agree) and (iii) pursuant to which such Principal Investor proposes to Transfer to any Person or Group that is not an Affiliate of such Principal Investor all of its Units in a single Sale of the LLC.

For the avoidance of doubt, (A) the approval of the Board shall not be required to consummate, commit to or enter into any agreement to effectuate an Approved Sale, and (B) to the maximum extent permitted by applicable law, no Manager will owe, or be deemed to have breached, any fiduciary duty with respect to any action or inaction in connection with effectuating any such Approved Sale.

“Assignee” means a Person to whom an LLC Interest has been transferred in accordance with the terms of this Agreement and the other agreements contemplated hereby, but who has not become a Unitholder pursuant to Article XI.

“Benchmark Amount” shall have the meaning set forth in Section 3.10(a)(iv).

“Board” means the Board of Managers established pursuant to Section 5.2.

“Board Observer” shall have the meaning set forth in Section 5.3(i).

“Borrower” means Community Care Health Network, LLC.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Capital Account” shall have the meaning set forth in Section 3.6(a).

“Capital Contributions” means any cash, cash equivalents, promissory obligations, or the Fair Market Value of other property that a Unitholder contributes or is deemed to have contributed to the LLC with respect to any Unit pursuant to Sections 3.1 or 3.4.

“Cause” means, with respect to any Other Unitholder (i) if such term is defined in an employment or Service agreement with such Other Unitholder, the definition used in such agreement, (ii) if such term is defined in an award agreement or other document pursuant to which equity-based awards are granted to such Other Unitholder, the definition used in such agreement and (iii) in all other circumstances, a termination of an Other Unitholder’s employment by the LLC or any Subsidiary of the LLC that employs such individual (or by the LLC on behalf of any such Subsidiary), or a termination of such Other Unitholder’s Service, as applicable, by reason of one or more of the following having occurred (as reasonably determined by the Board (excluding such Other Unitholder, if he is then a member of the Board) based on information then known to it):

(a)

such Other Unitholder having been charged by a court of competent jurisdiction with felony or a lesser crime involving dishonesty or moral turpitude (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(b)

such Other Unitholder having engaged in acts of fraud, embezzlement, theft, misappropriation, dishonesty or other acts of willful misconduct, malfeasance or gross negligence in the course of his duties hereunder or otherwise with respect to the LLC or any of its Subsidiaries;

(c)

such Other Unitholder having failed to perform or uphold his or her material duties under this Agreement and/or such Other Unitholder’s employment or Service agreement (if any) with the LLC or any of its Subsidiaries after being informed of and given the opportunity and at least thirty (30) days to remedy such failure to comply;

(d)

if such Other Unitholder is a Management Unitholder, such Management Unitholder having failed to materially comply with reasonable directives of the Board or any senior executive officer of the LLC or any Subsidiary of the LLC who holds a supervisory capacity over the Management Unitholder after being informed of and given the opportunity to remedy such failure to comply;

(e)

any breach by such Other Unitholder of any provision of Sections 6.7, 6.8, 6.9 or 15.2 of this Agreement, or any material breach by such Other Unitholder of any other contract to which he or she is a party with the LLC or any Subsidiary of the LLC after being informed of and given the opportunity and at least thirty (30) days to remedy such breach;

(f)	if such Other Unitholder is a Management Unitholder, such Management Unitholder having violated the substance abuse policy of the LLC or any of its Subsidiaries;

(g)

if such Other Unitholder is a Management Unitholder, such Management Unitholder’s willful and material failure to adhere to any policy applicable generally to all executive employees of the LLC or any of its Subsidiaries after being informed of and given the opportunity and at least thirty (30) days to remedy such failure;

(h)

such Other Unitholder having appropriated a material business opportunity of the LLC or any of its Subsidiaries, including attempting to secure or securing any personal profit in connection with any transaction entered into with or on behalf of the LLC or any of its Subsidiaries but excluding any bona-fide arm’s length transaction approved by the Board; or

(i)	if such Other Unitholder is a Management Unitholder, such Management Unitholder having been debarred or excluded from any federal or state contracting or healthcare program.

“CEO Board Seat” shall have the meaning set forth in Section 5.2.(a)(vii).

“Certificate” means the LLC’s Certificate of Formation as filed with the Secretary of State of Delaware.

“Chairperson” shall have the meaning set forth in Section 5.3.(g).

“Change of Control” shall have the meaning set forth in the definition of “Transfer”.

“Closing Equity” means the number of Units held by a Unitholder as of the date of its initial Capital Contribution, provided that for purposes of any calculation comparing a Unitholder’s ownership of equity in the LLC with such Unitholder’s Closing Equity, the effect of (i) any recapitalization or exchange or conversion of securities of the LLC, (ii) any redemption or repurchase of securities of the LLC or (iii) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, in each case which occurs between the date of its initial Capital Contribution and the date of such calculation and which is pro rata in effect, shall be disregarded.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Coliseum” means Coliseum Capital Management LLC and its related funds.

“Common Holder” means a Unitholder in regard to such Unitholder’s particular LLC Interest in Common Units.

“Common Units” means a class of LLC Interests, as described in Section 3.1(b). For the avoidance of doubt, Common Units shall not include Value Units.

“Company Group” means, collectively, the LLC and each of its direct or indirect Subsidiaries.

“Company Sub” means CCHN Group Holdings, Inc.

“Competing Business” shall have the meaning set forth in Section 6.7.

“Competitor” means Person that competes with the Business. For purposes of this definition only, the term “Business” shall mean the business of contracting with health plans to provide health assessments for health evaluation and/or plan risk adjustment purposes and care management or care coordination for Commercial, Managed Medicaid and Medicare Advantage members.

“Confidential Information” shall have the meaning set forth in Section 15.2.

“Consultation Rights” shall have the meaning set forth in Section 6.10.

“Credit Agreement” means (i) the Existing Credit Agreement and (ii) any agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the obligations under the Existing Credit Agreement, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same or any other agent, trustee or representative therefor and whether or not increasing or decreasing the amount of any Indebtedness that may be incurred thereunder.

“Deficiency” shall have the meaning set forth in Section 6.6(a)(v).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. L. § 18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.

“Distribution” means each distribution made by the LLC to a Unitholder with respect to such Person’s Units, whether in cash, property or securities of the LLC or otherwise and whether by liquidating distribution, redemption, repurchase, or otherwise; provided that any recapitalization or exchange or conversion of securities of the LLC, redemption or repurchase of securities of the LLC pursuant to this Agreement and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units shall not be deemed a Distribution.

“Draft Tax Forms” shall have the meaning set forth in Section 9.1.

“Economic Capital Account” means, with respect to any Unitholder, such Unitholder’s Capital Account balance as of the date of determination, after crediting to such Capital Account any amounts that the Unitholder is deemed obligated to restore under Treasury Regulations Section 1.704-2.

“Equity Securities” means (i) Units or other equity interests in the LLC or a legal successor thereto (including other classes or groups thereof having such relative rights, powers, and duties as may from time to time be established by the Board, including rights, powers, and/or duties senior to existing classes and groups of Units and other equity interests in the LLC), (ii) obligations, evidences of indebtedness, or other securities or interests convertible or exchangeable into Units or other equity interests in the LLC or a legal successor thereto, and (iii) warrants, options, or other rights to purchase or otherwise acquire Units or other equity interests in the LLC or a legal successor thereto.

“Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Unitholder or the occurrence of any other event that terminates the continued membership of a Unitholder in the LLC.

“Excessive Leverage Event” means, the incurrence or guarantee of any Restricted Debt by the LLC or any of its Subsidiaries, unless, after giving pro forma effect to such incurrence or guarantee and the use of proceeds thereof, the Total Net Leverage Ratio (as defined in the Existing Credit Agreement as in effect on the date hereof, unless such changes are otherwise approved by the Principal Investors for purposes of this definition, and to be calculated in manner consistent with such version of the Existing Credit Agreement and as if all references to the Borrower and its Subsidiaries (as defined in such version of the Existing Credit Agreement) in such version of the Existing Credit Agreement were references to the LLC and its Subsidiaries on a consolidated basis) of the LLC would be less than or equal to 5.50:1.00 as of the last day of the most recently ended fiscal quarter for which the LLC’s financial statements are available.

“Existing Credit Agreement” means, that Credit Agreement, dated as of October 19, 2016, among the Borrower, the banks and other financial institutions party thereto, SunTrust Bank, as Administrative Agent, CCHN Holdings, LLC and the Subsidiaries of the Borrower party thereto, as in effect on the date hereof.

“Fair Market Value” means, with respect to any asset or equity interest, its fair market value determined according to Article XIV.

“Family Group” means a Unitholder’s parents, spouse and lineal descendants (whether natural or adopted), and any trust, limited partnership, limited liability company or other entity wholly owned and controlled, directly or indirectly, by such Unitholder or such Unitholder’s parents, spouse and/or lineal descendants (whether natural or adopted) that is and remains solely for the benefit of such Unitholder and/or such Unitholder’s parents, spouse and/or lineal descendants (whether natural or adopted).

“FATCA” shall mean (a) Sections 1471 through 1474 of the Code, the Treasury Regulations thereunder, and official interpretations thereof; (b) any legislation, regulations or guidance enacted in any jurisdiction that seeks to implement a similar tax reporting or withholding tax regime; (c) any intergovernmental agreement, treaty or other agreement between any jurisdictions (including any government bodies in such jurisdiction) entered into in order to comply with, facilitate, supplement or implement any legislation, regulations or guidance described in clause (a) or (b) above; and (d) any legislation, regulations or guidance that gives effect to any matter described in clauses (a) through (c) above.

“Filing Schedule” shall have the meaning set forth in Section 6.6(b).

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30, and December 31.

“Fiscal Year” shall have the meaning set forth in Section 8.2.

“Frazier” means (i) Mercury Fortuna Buyer, LLC and (ii) any of its Affiliates that become an Additional Unitholder pursuant to Section 11.2. Unless otherwise agreed by the holder(s) of a majority of the Units collectively held by Frazier, any action taken or contemplated to be taken by Frazier pursuant to this Agreement shall be taken by the holder(s) of a majority of the Units collectively held by Frazier at such time.

“Frazier Managers” shall have the meaning set forth in Section 5.2.(a).

“GAAP” shall have the meaning set forth in Section 5.1(b)(iv)(C).

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government or any agency or department or subdivision of any governmental authority, including the United States federal government or any state or local government.

“Grant Date” means, with respect to any Value Units, the date on which such Value Units are granted to the applicable Management Unitholder or Operating Unitholder, in each case as set forth opposite such Unitholder’s name on the row corresponding to such grant on Schedule A hereto.

“Group” shall have the meaning set forth in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended.

“Imputed Underpayment Amount” shall have the meaning set forth in Section 4.6(f).

“Inactive Unitholder” shall have the meaning set forth in Section 3.10(b)(ii).

“Information” shall have the meaning set forth in Section 6.6.

“Information Recipient” means (i) the Principal Investors and (ii) each Unitholder holding ten percent (10%) or more of any class of Units outstanding.

“Initial Value” means, as of any date of determination, an amount equal to the aggregate Capital Contributions made by the Common Holders to the LLC on or prior to such date of determination in respect of the Common Units held by such Common Holders.

“Investor Group” shall have the meaning set forth in Section 7.9.

“Issuance Notice” shall have the meaning set forth in Section 3.5(b).

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the applicable Person, or any Subsidiary or any Affiliate thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the applicable Person, any Subsidiary or any Affiliate under an operating lease which is not in the nature of a conditional sale or title retention agreement.

“LLC” has the meaning set forth in the Preamble.

“LLC Interest” means the limited liability interest in the LLC which represents the interest of each Unitholder in and to the Profits and Losses of the LLC, and such Unitholder’s right to receive Distributions of the LLC’s assets, as set forth in this Agreement.

“Losses” means items of LLC loss and deduction determined in accordance with U.S. tax principles as applied to the maintenance of capital accounts.

“Management Unitholder” means any Unitholder that is employed by the LLC or any of its Subsidiaries, and is designated as such on Schedule A hereto.

“Manager” means a manager on the Board, who, for purposes of the Delaware Act, will be deemed a “manager” (as defined in the Delaware Act) but will be subject to the rights, obligations, limitations and duties set forth in this Agreement. A “member” of the Board shall be a Manager for purposes of this Agreement.

“Material Change” shall have the meaning set forth in Section 6.6(a)(vi).

“Member Nonrecourse Debt” has the same meaning as “partner nonrecourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the same meaning as “partner nonrecourse debt minimum gain” as set forth in Treasury Regulations Section 1.704-2(i)(2).

“Monthly Financial Information” shall have the meaning set forth in Section 6.6(a)(iii).

“Negotiation Notice” shall have the meaning set forth in Section 10.5.

“Negotiation Parties” shall have the meaning set forth in Section 10.5.

“Officers” means each person designated as an officer of the LLC to whom authority and duties have been delegated pursuant to Section 5.5, subject to any resolution of the Board appointing such person as an officer or relating to such appointment.

“Operating Unitholder” means a Unitholder that provides Services to the LLC or its Subsidiaries, and is designated as such on Schedule A hereto.

“Other Accredited Unitholders” shall have the meaning set forth in Section 3.5(a).

“Other Unitholders” means, collectively, the Management Unitholders and the Operating Unitholders.

“Participating Purchaser” shall have the meaning set forth in Section 3.5(b).

“Partnership Minimum Gain” shall have the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

“Permitted Transferee” means (i) with respect to any Unitholder who is a natural person, a member of such Unitholder’s Family Group, (ii) with respect to any Unitholder which is an entity, any entity which is a Subsidiary of such Unitholder or any Person of which such Unitholder is a Subsidiary, (iii) with respect to any current or former Principal Investor, such current or former Principal Investor’s Affiliates (in each case, it being understood that any Transfer to such Persons shall be conditioned on the receipt of an undertaking by such Transferee to Transfer such Units back to the Transferor if such Transferee ceases to otherwise qualify as a Permitted Transferee); provided that portfolio companies of Frazier’s investment manager or any other financial sponsor whose funds become a Unitholder shall not be Permitted Transferees of such Unitholder, and (iv) with respect to Frazier, during the ninety (90) day period following the date of this Agreement, such Persons as set forth on Annex I hereto and any other Person approved by Providence (such approval not to be unreasonably withheld) (the “Specified Transferees”); provided that such Specified Transferee shall hold any such Transferred Equity Securities indirectly through Mercury Fortuna Buyer, LLC or another special purpose vehicle established for such purpose and Affiliated with Frazier.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Entity.

“Plan” mean the Mercury Parent, LLC 2016 Value Unit Plan (as amended and in effect from time to time).

“Preemptive Portion” shall have the meaning set forth in Section 3.5(a).

“Preemptive Pro Rata Percentage” means, at any time, the percentage obtained by dividing the total number of Units then held by the applicable holder by the aggregate number of Units then held by all of the Unitholders who are Accredited Investors.

“Preemptive Securities” shall have the meaning set forth in Section 3.5(a).

“Principal Investor” means (a) Frazier and/or (b) Providence; provided, that (i) each of Frazier and Providence shall cease to be deemed a “Principal Investor” if it ceases to hold at least twenty percent (20%) of its Closing Equity and (ii) Providence shall cease to be deemed a “Principal Investor” upon the consummation a Change of Control of The Providence Service Corporation or its successor to a Competitor. Any action requiring the consent or approval of the Principal Investors collectively pursuant to this Agreement shall require the approval of each of Frazier and Providence (unless and until either or both has ceased to be a Principal Investor pursuant to the preceding sentence).

“Principal Investor Investment” means, without duplication, as of any measurement date, the aggregate payments or investment (including the contribution of shares of the Company Sub by Providence and Frazier, valued in accordance with the Subscription Agreement at the time of their contribution) by each of the Principal Investors with respect to or in exchange for Units (including securities that are convertible into Units) of the LLC (whether such payments are made to the LLC or any third party) from the date hereof until such measurement date (including any Capital Contributions).

“Principal Investor Managers” shall have the meaning set forth in Section 5.3(b).

“Principal Investor Ratio” means, with respect to any Principal Investor, at the time of determination, the ratio obtained by dividing the number of Units owned by such Principal Investor by the aggregate number of outstanding Units owned by all Principal Investors at the time such determination.

“Proceeding” shall have the meaning set forth in Section 7.2.

“Proceeds to the Principal Investors” means the aggregate cash return to each of the Principal Investors in respect of their Units, taking into account the amount of all previous cash dividends and cash distributions to the Principal Investors in respect of such Units and all cash proceeds to the Principal Investors from the sale or other disposition of such Units.

“Profits” means items of LLC income and gain determined in accordance with U.S. tax principles as applied to the maintenance of capital accounts.

“Providence” means, (i) Prometheus Holdco, LLC and (ii) any Affiliate of The Providence Service Corporation that becomes an Additional Unitholder pursuant to Section 11.2. Unless otherwise agreed by the holder(s) of a majority of the Units collectively held by Providence, any action taken or contemplated to be taken by Providence pursuant to this Agreement shall be taken by the holder(s) of a majority of the Units collectively held by Providence at such time.

“Providence Parent” means The Providence Service Corporation or any successor entity thereof, whether by recapitalization, reorganization or otherwise, and any Subsidiary thereof that may from time to time be subject to reporting or filing obligations under the Securities Act or the Securities Exchange Act or offer or sell securities exempt from registration under the Securities Act.

“Providence Managers” shall have the meaning set forth in Section 5.2(a).

“Public Offering” means any sale of the common equity securities of the LLC or another member of the Company Group (or a successor thereto) pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission; provided that the following shall not be considered a Public Offering: (i) any issuance of common equity securities as consideration for a merger, consolidation, amalgamation or acquisition of an entity or a division of an entity or all or substantially all of the assets thereof, and (ii) any issuance of common equity securities or options or rights to acquire (or the exercise thereof) common equity securities to employees, directors, officers or consultants of the LLC or its Subsidiaries as part of an incentive or compensation plan or arrangement, in each case, that has been approved pursuant to Section 5.1(b)(iv).

“Qualified IPO” means an underwritten IPO with aggregate gross cash proceeds (without regard to any underwriting discount or commission) of at least $200 million (whether to the LLC (or a successor entity), its equity holders, or both).

“Quarterly Financial Statements” shall have the meaning set forth in Section 6.6(a)(ii).

“Registration Rights Agreement” shall have the meaning set forth in Section 6.12.

“Relative Ownership Percentage” means (a) with respect to the Units held by a Unitholder, a fraction (expressed as a percentage) (i) the numerator of which is the number of Units owned by such Unitholder immediately following the effective time of a Transfer and (ii) the denominator of which is the aggregate number of Units owned by such Unitholder at the time of the initial Public Offering and (b) with respect to the Units held by the Principal Investors, a fraction (expressed as a percentage) (i) the numerator of which is the aggregate number of Units owned by all of the Principal Investors immediately following the effective time of such Transfer and (ii) the denominator of which is the aggregate number of Units owned by all of the Principal Investors at the time of the initial Public Offering.

“Report” means any: (i) registration statement, prospectus or private placement memorandum for use in connection with any registration, offering or sale of Providence Parent securities under the Securities Act (including Form S-1, Form S-3, Form S-4 and Form S-8), or with any offering or sale of Providence Parent securities exempt from registration under the Securities Act (in each case, at Providence’s sole cost and expense); (ii) report of Providence Parent (including any related exhibits) filed or furnished with the Securities and Exchange Commission pursuant to the Securities Exchange Act, including Form 10-Q, Form 10-K, Form 8-K and Schedule 14A; (iii) listing application or report of Providence Parent required by any securities exchange and (iv) annual report, proxy statement, press release, investor presentation or other communication required to be transmitted to Providence Parent shareholders or reasonably determined to be necessary.

“Required Interest” means a majority of the Units.

“Requisite Board Meeting Notice” shall have the meaning set forth in Section 5.3(f).

“Restricted Debt” means any Indebtedness (as defined in the Existing Credit Agreement as in effect on the date hereof but excluding from the calculation thereof any Disqualified Capital Stock as defined therein, unless such changes are otherwise approved for purposes of this definition by the Principal Investors) of the LLC or its Subsidiaries, but excluding any (i) revolving credit indebtedness and letter of credit obligations incurred under any credit agreement in an aggregate principal and/or face amount not to exceed $10 million outstanding at any one time and (ii) intercompany indebtedness.

“Restricted Period” shall have the meaning set forth in Section 6.7.

“Rule 144” means Rule 144 promulgated under the Securities Act, or any successor rule.

“Sale of the LLC” means any transaction or series of transactions pursuant to which any Person or group of related Persons (other than the Principal Investors and their respective Affiliates) in the aggregate acquire(s), directly or indirectly, (i) Equity Securities possessing the voting power (other than voting rights accruing only in the event of a default or breach) to elect a majority of the LLC’s Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Equity Securities, securityholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Company Group’s assets determined on a consolidated basis.

“Securities” means notes, stocks, limited liability company equity interests, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit-sharing agreement, partnership interests, beneficial interests in trusts, collateral-trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting-trust certificates, certificates of deposit for securities, equity interests, notional principal contracts and certificates of interest or participation in, temporary or interim certificates for, receipts for or warrants or rights or options to subscribe to or purchase or sell any of the foregoing, and any other items commonly referred to as securities.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations. Any reference herein to a specific section, rule, or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations. Any reference herein to a specific section, rule, or regulation of the Securities Exchange Act shall be deemed to include any corresponding provisions of future law.

“Service” means, with respect to any Operating Unitholder, service to the LLC or any of its Subsidiaries (including service as a consultant, director or officer of such Person), in each case to the extent such Operating Unitholder was appointed to such position directly or indirectly by the Board.

“Subscription Agreement” means that certain Subscription Agreement, dated as of August 28, 2016, by and between Mercury Fortuna Buyer, LLC, the Company Sub and The Providence Service Corporation.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; provided, that none of the members of the Company Group shall be deemed a Subsidiary of Frazier or Providence for purposes of this Agreement. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated herein, the term “Subsidiary” refers to a Subsidiary of the LLC.

“Substituted Unitholder” means a Person that is admitted as a Unitholder to the LLC pursuant to Section 11.1.

“Tag-Along Escrow Amount” shall have the meaning set forth in Section 10.4(f).

“Tag-Along Escrow Notice” shall have the meaning set forth in Section 10.4(f).

“Tag-Along Notice” shall have the meaning set forth in Section 10.4(a).

“Tag-Along Offer” shall have the meaning set forth in Section 10.4(a).

“Tag-Along Pro Rata Percentage” means, with respect to any Unitholder, at the time a Tag-Along Notice is delivered by the Tag-Along Seller in accordance with Section 10.4.(a), the percentage obtained by dividing the number of Units owned by such Unitholder by the aggregate number of outstanding Units owned by all Unitholders at the time such Tag-Along Notice is delivered.

“Tag-Along Response Notice” shall have the meaning set forth in Section 10.4(a).

“Tag-Along Seller” shall have the meaning set forth in Section 10.4(a).

“Tag-Along Unitholders” shall have the meaning set forth in Section 10.4(a).

“Target Balance” means, with respect to any Unitholder as of the close of any Fiscal Year (or other relevant period) for which allocations are made under Article IV, the amount such Unitholder would receive (or be required to contribute) in a hypothetical liquidation of the LLC as of the close of such period, assuming for purposes of any hypothetical liquidation (i) a sale of all of the assets of the LLC at prices equal to their then book values (as maintained by the LLC for purposes of, and as maintained pursuant to, the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)) and (ii) the distribution of the net proceeds thereof to the Unitholders pursuant to the provisions of Article IV (after the payment of all actual LLC indebtedness, and any other liabilities related to the LLC’s assets, limited, in the case of non-recourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee, or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, or additions to tax or additional amounts in respect of the foregoing.

“Tax Matters Partner” shall have the meaning set forth in Section 9.3.

“Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or other disposition or encumbrance of, including any swap, participation or other arrangement that transfers to another Person, in whole or in part, any economic consequences of ownership of, a Unit or other interest in the LLC (whether voluntary, involuntary, by operation of law or otherwise); provided, that (i) any Transfer of Securities of The Providence Service Corporation or its successor (including any parent entity resulting from such Transfer) (whether by consolidation, merger, reorganization or otherwise) or (ii) the a Change of Control of The Providence Service Corporation or its successor, in each case, shall not be deemed a “Transfer” of any Units or other interest in the LLC held thereby. As used herein, the term “Change of Control” means, with respect to any Person, (i) any liquidation, dissolution or winding up of such Person, whether voluntary or involuntary, other than a liquidation, dissolution or winding up for purposes of effecting a corporate restructuring or reorganization as a result of which the holders of such Person’s outstanding equity interests possessing the voting power (under ordinary circumstances) to elect a majority of such Person’s board of directors (or similar governing body) immediately prior to such liquidation, dissolution or winding up (or their Affiliates) beneficially own, directly or indirectly, the outstanding equity securities of the surviving entity possessing the voting power (under ordinary circumstances) to elect a majority of the surviving entity’s board of directors (or similar governing body), (ii) any sale, transfer, assignment or other disposition by such Person of all or substantially all of its assets (other than to an Affiliate), (iii) any consolidation, merger or reorganization of such Person with or into any other entity or entities as a result of which the holders of such Person’s outstanding equity interests possessing the voting power (under ordinary circumstances) to elect a majority of such Person’s board of directors (or similar governing body) immediately prior to such consolidation, merger or reorganization (or their Affiliates) no longer beneficially own, directly or indirectly, the outstanding equity securities of the surviving entity possessing the voting power (under ordinary circumstances) to elect a majority of the surviving entity’s board of directors (or similar governing body) or (iv) any sale, transfer, assignment or other disposition to any third party of such Person’s equity securities by the holders thereof as a result of which the holders of such Person’s equity securities possessing the voting power (under ordinary circumstances) to elect a majority of such Person’s board of directors (or similar governing body) immediately prior to such sale, transfer, assignment or other disposition (or their Affiliates) no longer beneficially own, directly or indirectly, the outstanding equity securities of such Person possessing the voting power (under ordinary circumstances) to elect a majority of such Person’s board of directors (or similar governing body). The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

“Transferring Unitholder” shall have the meaning set forth in Section 10.5.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

“Unit” means an LLC Interest of a Unitholder or an Assignee in the LLC representing a fractional part of the LLC Interests of all Unitholders and Assignees. With respect to any Unit, to “hold” such Unit means to own such Unit and a “holder” thereof means an owner of such Unit. For the avoidance of doubt, “Units” shall include Common Units and Value Units.

“Unit Transfer Agreement” shall have the meaning set forth in Section 15.23.

“Unitholder” means any owner of one or more Units as reflected on the LLC’s books and records, and any Person admitted to the LLC as an Additional Unitholder or Substituted Unitholder; but only for so long as such Person is shown on the LLC’s books and records as the owner of one or more Units.

“USRPHC” shall have the meaning set forth in Section 2.10(b).

“Value A Holder” means a Unitholder in regard to such Unitholder’s particular LLC Interest in Value A Units.

“Value B Holder” means a Unitholder in regard to such Unitholder’s particular LLC Interest in Value B Units.

“Value C Holder” means a Unitholder in regard to such Unitholder’s particular LLC Interest in Value C Units.

“Value D Holder” means a Unitholder in regard to such Unitholder’s particular LLC Interest in Value D Units.

“Value B Threshold” shall have the meaning set forth in the Plan.

“Value C Threshold” shall have the meaning set forth in the Plan.

“Value D Threshold” shall have the meaning set forth in the Plan.

“Value A Units” means a sub-class of Value Units, as described in Section 3.1(c).

“Value B Units” means a sub-class of Value Units, as described in Section 3.1(c).

“Value C Units” means a sub-class of Value Units, as described in Section 3.1(c).

“Value D Units” means a sub-class of Value Units, as described in Section 3.1(c).

“Value Unitholder” means a Unitholder in regard to such Unitholder’s particular LLC Interest in Value Units.

“Value Units” means the Value A Units, Value B Units, Value C Units and Value D Units.

“Withheld Amount” shall have the meaning set forth in Section 4.6(b).

“Withholding Payment” shall have the meaning set forth in Section 4.6(a).

Article II

ORGANIZATIONAL MATTERS

2.1.     Formation. The LLC has been organized as a Delaware limited liability company by the filing with the Secretary of State of the State of Delaware of the Certificate under and pursuant to the Delaware Act and shall be continued in accordance with this Agreement.

2.2.     The Certificate, Etc. The Certificate was filed with the Secretary of State of the State of Delaware on October 17, 2016. The Unitholders hereby agree to execute, file and record all such other certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the LLC may own property or conduct business, in each case, as reasonably requested by the Board.

2.3.     Name. The name of the LLC shall be “Mercury Parent, LLC”. The Board in its sole discretion may change the name of the LLC at any time and from time to time. Notification of any such change shall be given to all Unitholders. The LLC’s business may be conducted under its name and/or any other name or names deemed advisable by the Board.

2.4.     Purpose. The sole purpose of the LLC is, and the nature of the business to be conducted and promoted by the LLC shall be, (a) to directly or indirectly invest in, own and dispose of securities of its Subsidiaries and any assets ancillary to such investment, ownership and disposal and (b) to engage in all lawful acts or activities necessary, advisable or incidental and in furtherance of the foregoing, subject to the terms of this Agreement.

2.5.     Powers of the LLC. Subject to the provisions of this Agreement (including, for the avoidance of doubt, Section 5.1(b)(iv)) and the agreements contemplated hereby, the LLC shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.4, including the power:

(a)     to carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the LLC;

(b)     to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the LLC;

(c)     to enter into, perform and carry out contracts of any kind, including contracts with any Unitholder or any Affiliate thereof, or any agent of the LLC necessary to, in connection with, convenient to or incidental to the accomplishment of the purpose of the LLC;

(d)     to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as an equityholder or appointed as a manager thereof and to exercise the rights and perform the duties created thereby) or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e)     to lend money for any proper purpose, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;

(f)     to sue and be sued, complain and defend, and participate in administrative or other proceedings in its name;

(g)     to indemnify any Person in accordance with the Delaware Act and to obtain any and all types of insurance;

(h)     to cease its activities and cancel its Certificate;

(i)     to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the LLC;

(j)     to borrow money and issue evidences of indebtedness and guarantee indebtedness (whether of the LLC or any of its Subsidiaries), and to secure the same by a Lien on the assets of the LLC or its Subsidiaries or a pledge of the stock of any Subsidiary of the LLC;

(k)     to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the LLC or to hold such proceeds against the payment of contingent liabilities; and

(l)     to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the LLC.

2.6.     Foreign Qualification. Prior to the LLC’s conducting activities in any jurisdiction other than Delaware, the Board shall cause the LLC to comply, to the extent procedures are available and those matters are reasonably within the control of the Board, with all requirements necessary to qualify the LLC as a foreign limited liability company in that jurisdiction. At the reasonable request of the Board or any Officer, each Unitholder shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the LLC as a foreign limited liability company in all such jurisdictions in which the LLC may conduct business.

2.7.     Principal Office; Registered Office. The principal office of the LLC shall be located at Two Union Square, 601 Union Street, Suite 3200, Seattle, WA 98101 or at such other place as the Board may from time to time designate. All activities of the LLC shall be deemed to have occurred at its principal office. The LLC may maintain offices at such other place or places as the Board deems advisable. The registered office of the LLC required by the Delaware Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the LLC) as the Board may designate from time to time in the manner provided by law. The registered agent of the LLC in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law.

2.8.     Term. The term of the LLC commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article XIII.

2.9.     No State-Law Partnership. Except as provided in the next sentence, the Unitholders intend that the LLC not be a partnership (including a limited partnership) or joint venture, and that no Unitholder be a partner or joint venturer of any other Unitholder by virtue of this Agreement, and neither this Agreement nor any other document entered into by the LLC or any Unitholder relating to the subject matter hereof shall be construed to suggest otherwise. The Unitholders intend that the LLC shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and that each Unitholder and the LLC shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Without the consent of the Principal Investors, the LLC shall not make an election to be treated as a corporation for federal income tax purposes pursuant to Treasury Regulation 301.7701-3 (or any successor regulation or provision) and, if applicable, state and local income tax purposes.

2.10.     No UBTI/ECI.

(a)     The LLC shall use best efforts to operate and cause its Subsidiaries to operate in a manner that will not cause any Unitholder (or any direct or indirect equity owner thereof), subject to Section 511 of the Code, to recognize unrelated business taxable income under Section 512 of the Code or unrelated debt-financed income under Section 514 of the Code. The LLC shall not invest in or own any other entity that is tax-transparent for U.S. federal income tax purposes unless such entity is subject to similar restrictions regarding unrelated business taxable income.

(b)     The LLC shall use best efforts to conduct its affairs so that its direct foreign Unitholders (or any direct or indirect foreign equity owner of any Unitholder) will not be treated as engaged in a trade or business, and will not recognize income which is, or is treated as, effectively connected with the conduct of a U.S. trade or business for purposes of Sections 864, 881,882, 884, 897 or 1446 of the Code solely as a result of the LLC’s activities or investments. The LLC shall also use its reasonable best efforts to conduct its affairs so that any of its direct foreign Unitholders (or any direct or indirect foreign equity owner of any Unitholder) that is entitled to the benefits of Section 892 of the Code will not be treated as engaged in a “commercial activity” within the meaning of Code Section 892 solely as a result of the LLC’s activities or investments. In furtherance thereof, the LLC will use reasonable best efforts not to: (i) acquire or own an interest or option to acquire an equity interest in any partnership, limited liability company, trust or other entity which is not treated as a corporation for United States tax purposes, other than an interest solely as a creditor, unless (A) the LLC determines, after consultation with counsel to the LLC, that such proposed acquisition (and in the case of an acquisition of an option to acquire an equity interest, the acquisition of such equity interest upon exercise of the option) is not likely to cause its direct foreign Unitholder (or any direct or indirect foreign equity owner of any Unitholder) to be treated as engaged in a U.S. trade or business within the meaning of the Code Sections specified in the preceding sentence and (B) such entity agrees to be bound contractually by restrictions substantially similar to those set forth in this paragraph or (ii) engage in or hold itself out as engaging in the performance of services for compensation or otherwise carry on a United States trade or business within the meaning of the Code Sections specified in the preceding sentence. Notwithstanding anything to the contrary herein, if the LLC acquires an interest in a corporation that is not a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code, a “USRPHC”) at the time of the LLC’s investment and that is not reasonably expected to become a USRPHC, the LLC shall not be deemed to have breached its covenant hereunder solely because that domestic corporation subsequently becomes a USRPHC and the LLC continues to hold an interest in such corporation. The LLC confirms that, as of the date of this Agreement, the LLC does not own, directly or indirectly, an interest in, and is not reasonably expected to acquire, directly or indirectly, an interest in, a USRPHC.

(c)     Notwithstanding anything to the contrary in this Section 2.10, if at least 50% of the Managers on the Board were designated by Frazier during any period when any action prohibited under this Section 2.10 took place, neither the LLC nor any subsidiary thereof shall have any liability under this Section 2.10.

Article III

UNITS; CAPITAL ACCOUNTS

3.1.     Units; Unitholders.

(a)     General. The LLC, as of the date hereof, has two (2) authorized class of Units: (i) “Common Units” and (ii) “Value Units” (which Value Units, as described below, will consist of Value A Units, Value B Units, Value C Units and Value D Units). Common Units and Value Units are referred to herein collectively, as the “Units”. Unless and until the Board shall determine otherwise, the Units shall each be uncertificated and recorded in the books and records of the LLC (including Schedule A). The LLC may, in its sole discretion, issue certificates to the Unitholders representing the Units held by each Unitholder. To the extent that the holder of a Unit is required by the other provisions of this Agreement to deliver or surrender such holder’s certificates representing Units, then, in the event that the Units are not certificated by the LLC, the LLC will provide appropriate forms or documents (regarding the conveyance of such Units, and all right, title and interest thereto) to be completed and delivered by such holder in lieu thereof. The Board may determine the conditions upon which a new certificate may be issued in place of a certificate that is alleged to have been lost, stolen or destroyed and may, in its discretion, require the owner of such certificate or its legal representative to give an agreement of indemnity or a bond, with sufficient surety, to indemnify the LLC and each transfer agent and registrar agent, if any, against any and all losses and claims that may arise as a result of the issuance of a new certificate in place of the one so lost, stolen or destroyed.

(b)     Common Units. Unless otherwise determined by the Board, the Common Units will initially be issued for a Capital Contribution of $1.00 per Common Unit. The payment terms and schedule for the Capital Contributions applicable to the issuance of any Common Unit will be determined by the Board upon issuance of such Common Units.

(c)     Value Units.

(i)     General. The LLC will have four (4) sub classes of Value Units: Value A Units, Value B Units, Value C Units and Value D Units. Subject to the provisions of Section 3.10 hereof (including the applicable Benchmark Amounts), the holders of Value Units shall have the rights with respect to profits and losses of the LLC and distributions from the LLC as set forth herein (including Section 3.10 and Article IV) and in the Plan, provided that additional terms and conditions applicable to a Value Unit may be established by the Board in connection with the issuance of any such Value Unit to a Person who becomes a Management Unitholder or Operating Unitholder at any time after the date of this Agreement in accordance with Article XI hereof. The number of Value Units issued to any Management Unitholder or Operating Unitholder as of any given time shall be set forth on Schedule A, as it may be updated from time to time in accordance with this Agreement. Authorized and unallocated Value Units (if any) are set forth on Schedule A. Notwithstanding anything to the contrary, Value Units shall not have voting rights.

(ii)     Price. The holders of Value Units are not required to make any Capital Contribution to the LLC in exchange for their Value Units or otherwise.

(iii)     Vesting. Subject to the terms and conditions of this Agreement, including, without limitation, Section 3.10(b), the Plan, and except as otherwise provided for in any award or other agreement evidencing a grant of Value Units, twenty-five percent (25%) of each class of the Value Units granted to any Management Unitholder or Operating Unitholder as of any Grant Date shall vest on the first anniversary of such Grant Date, with the remaining portion of each class of such Value Units vesting thereafter in thirty-six (36) substantially equal monthly installments such that one-hundred percent (100%) of each class of the Value Units granted as of any such Grant Date shall become fully vested on the fourth anniversary of such Grant Date. For the avoidance of doubt, the foregoing vesting schedule requires the continued employment (in the case of each Management Unitholder) or Service (in the case of each Operating Unitholder) through each applicable vesting date as a condition to the vesting of the applicable installment of the Value Units granted to such Management Unitholder or Operating Unitholder, as the case may be. Except as otherwise approved by the Board, employment or Service for only a portion of the vesting period, even if a substantial portion, will not entitle any Management Unitholder or Operating Unitholder, as the case may be, to any proportionate vesting. Each holder of Value Units shall make an election under Section 83(b) of the Code with respect to his or her initial receipt of Value Units within 30 days of the issuance of such Value Units and promptly provide a copy of such election to the LLC.

(d)     Unitholders. Each Person named on Schedule A attached hereto agrees that it will make, upon the occurrence of the Contribution (as defined in the Subscription Agreement), Capital Contributions to the LLC as set forth on Schedule A in exchange for the Units specified thereon, and each Person’s initial Capital Account established pursuant to such Capital Contributions, and the number of Units owned by such Person, is set forth on Schedule A. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time. The LLC and each such Person shall file all tax returns, including any schedules thereto, in a manner consistent with such initial Capital Accounts. Each Unitholder listed on Schedule A upon (i) his, her or its execution of this Agreement or a counterpart hereto and (ii) receipt (or deemed receipt) by the LLC of such Person’s Capital Contribution as set forth on Schedule A, is hereby admitted to the LLC as a Unitholder of the LLC. Each Unitholder’s interest in the LLC, including such Unitholder’s interest in Profits, Losses and Distributions of the LLC and the right to vote on certain matters as provided in this Agreement, shall be represented by the Units owned by such Unitholder. The ownership of Units shall entitle each Unitholder to allocations of Profits and Losses and other items and distributions of cash and other property as set forth in Article IV or Article XIII hereof. Notwithstanding anything to the contrary in this Agreement, until the Capital Contributions as set forth on Schedule A have been made, this Agreement shall be treated as a stockholders agreement between the Principal Investors with respect to their respective equity interests in the Company Sub, and the terms of this Agreement shall apply mutatis mutandis.

(e)     Representations and Warranties of Unitholders. Each Unitholder hereby represents and warrants, severally and not jointly, to the LLC and acknowledges that: (i) such Unitholder has reviewed and evaluated all information necessary to assess the merits and risks of his, her or its investment in the LLC and has had answered to such Unitholder’s satisfaction any and all questions regarding such information; (ii) such Unitholder is able to bear the economic and financial risk of an investment in the LLC for an indefinite period of time and could afford a complete loss of such investment; (iii) such Unitholder is acquiring interests in the LLC for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (iv) to the extent that the Units are deemed to be securities under the Securities Act of 1933, the interests in the LLC have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws or pursuant to an exemption therefrom or as otherwise provided in this Agreement have been complied with; (v) if such Unitholder is a natural person, such Unitholder has the natural capacity (or, if such Unitholder is an entity, such Unitholder has the corporate (or similar) power and authority) to execute and deliver this Agreement and each document referred to herein to be executed by such Unitholder (or counterparts thereof or joinders thereto) hereunder, and to perform its obligations hereunder and thereunder; (vi) the execution, delivery and performance of this Agreement have been duly authorized by such Unitholder and do not require such Unitholder to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Unitholder or other governing documents or any agreement or instrument to which such Unitholder is a party or by which such Unitholder is bound; (vii) the determination of such Unitholder to purchase or otherwise acquire interests in the LLC has been made by such Unitholder independent of any other Unitholder and independent of any statements or opinions as to the advisability of such purchase, which may have been made or given by the LLC, any other Unitholder or by any agent or employee of any other Unitholder; (viii) this Agreement is valid, binding and enforceable against such Unitholder in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and general equitable principles (regardless of whether enforcement is sought in equity or at law); and (ix) the Units cannot be Transferred except in compliance with the terms of this Agreement.

(f)     No Liability of Unitholders.

(i)     No Liability. Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Unitholder shall have any personal liability whatsoever in such Unitholder’s capacity as a Unitholder, whether to the LLC, to any of the other Unitholders, to the creditors of the LLC or to any other third party, for the debts, liabilities, commitments or any other obligations of the LLC or for any losses of the LLC. Each Unitholder shall be liable only to make such Unitholder’s Capital Contribution to the LLC and the other payments provided expressly herein.

(ii)     Distribution. In accordance with the Delaware Act and the laws of the State of Delaware, an equityholder of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such equityholder. It is the intent of the Unitholders that no Distribution to any Unitholder pursuant to Article IV hereof shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or distribution of any such property to a Unitholder shall be deemed to be a compromise within the meaning of the Delaware Act, and the Unitholder receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Unitholder is obligated to make any such payment, such obligation shall be the obligation of such Unitholder and not of any other Unitholder.

3.2.     Unitholder Meetings.

(a)     Voting of Unitholders. Except for the voting, approval and consent rights of the Principal Investors expressly provided by this Agreement (including pursuant to Section 5.1(b)(iv)), none of the Unitholders shall have any voting, approval or consent rights under this Agreement or the Delaware Act with respect to the Units held by such Person, including with respect to any matters to be decided by the LLC or any other governance matters described in this Agreement, and each Unitholder, by its acceptance thereof, expressly waives any consent, approval or voting rights (except to the extent expressly provided to the Principal Investors in this Agreement) or other rights to participate in the governance of the LLC, whether such rights may be provided under the Delaware Act (including under §§ 18-209(b), 18-213(b), 18-215(g), 18-215(k), 18-216(b), 18-301(b)(1), 18-302(a), 18-302(f), 18-304, 18-702(a), 18-704(a), 18-801(a), 18-803(a) or 18-806 thereof) or otherwise.

(b)     Voting; Quorum. A quorum shall be present at a meeting of Unitholders if the Principal Investors are represented at the meeting in person or by proxy. With respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of all Unitholders entitled to vote is required by the Delaware Act or by this Agreement (including Section 5.1(b)(iv)), the affirmative vote of Unitholders holding a Required Interest at a meeting of Unitholders at which a quorum is present shall be the act of the Unitholders.

(c)     Place. All meetings of the Unitholders shall be held at the principal office of the LLC or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof; provided that any or all Unitholders may participate in any such meeting by means of conference telephone or similar communications equipment pursuant to Section 3.3(d).

(d)     Adjournment. Notwithstanding the other provisions of the Certificate or this Agreement to the contrary, the chairperson of the meeting or Unitholders holding a Required Interest shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If such meeting is adjourned by the Unitholders, such time and place shall be determined by Unitholders holding a Required Interest. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

(e)     Annual Meeting. An annual meeting of the Unitholders, for the election of Managers and for the transaction of such other business as may properly come before the meeting, shall be held at such place, within or without the State of Delaware, on such date and at such time as the Board shall fix and set forth in the notice of the meeting, which date shall be within thirteen months subsequent to the date of organization of the LLC or the last annual meeting of Unitholders, whichever most recently occurred. Notwithstanding the foregoing, in the absence of any such annual meeting, the Managers then in office shall continue to be Managers of the LLC until the earlier of their death, resignation or removal.

(f)     Special Meetings. Special meetings of the Unitholders for any proper purpose or purposes may be called at any time by the Board or Unitholders holding a Required Interest. If not otherwise stated in or fixed in accordance with the remaining provisions hereof, the record date for determining Unitholders entitled to call a special meeting is the date any Unitholder first signs the notice of that meeting. Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a special meeting of the Unitholders.

(g)     Notice. A written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each Unitholder entitled to vote at the applicable meeting in accordance with Section 15.15 below not less than two or more than 60 days before the date of the meeting, by or at the direction of the Board or the Unitholders calling the meeting. A vote of the Unitholders otherwise entitled to vote at a meeting of the Unitholders shall be valid and binding only if a notice of the meeting at which such vote is taken is given to all Unitholders entitled to vote at such meeting in accordance with this Section 3.2(g).

(h)     Record Date. The date on which notice of a meeting of Unitholders is mailed or the date on which the resolution of the Board declaring a distribution is adopted, as the case may be, shall be the record date for the determination of the Unitholders entitled to notice of or to vote at such meeting (including any adjournment thereof) or the Unitholders entitled to receive such distribution.

(i)     Proxies. A Unitholder may vote either in person or by proxy executed in writing by the Unitholder. A telegram, telex, cablegram or similar transmission by the Unitholder, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Unitholder shall be treated as an execution in writing for purposes of this Section 3.2(i). Proxies for use at any meeting of Unitholders or in connection with the taking of any action by written consent pursuant to Section 3.3 shall be filed with an Officer authorized by the Board, before or at the time of the meeting or execution of the written consent as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by an Officer authorized by the Board, who shall decide all questions concerning the qualification of voters, the validity of the proxies and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairperson of the meeting, in which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after 11 months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. A Unitholder may designate one or more Persons to act as proxy, and should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the LLC shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Units that are the subject of such proxy are to be voted with respect to such issue.

(j)     Conduct of Unitholder Meetings. All meetings of the Unitholders shall be presided over by the chairperson of the meeting, who shall be one of the Managers (as determined by Unitholders holding a Required Interest). The chairperson of any meeting of Unitholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.

(k)     Voting Rights. The holders of the Units entitled to vote at any applicable meeting shall be entitled to notice of such meeting in accordance with this Agreement, and except as otherwise required by law, the holders of the Units shall be entitled to vote on all matters submitted to the Unitholders for a vote with each Unit entitled to one vote. Except as otherwise expressly provided in this Agreement (including, for the avoidance of doubt, Section 5.1(b)(iv)) or as required by law, the vote, consent or approval of Unitholders holding a Required Interest shall constitute the act of the Unitholders.

3.3.     Action of Unitholders by Written Consent or Telephone Conference.

(a)     Written Consent in Lieu of Meeting. Subject to the terms of this Agreement (including, for the avoidance of doubt, Section 5.1(b)(iv)), any action required or permitted to be taken at any annual or special meeting of Unitholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Unitholder or Unitholders holding not less than the minimum percentages of Units that would be necessary to take such action at a meeting at which all Unitholders entitled to vote on the action were present and voted in accordance with Section 3.2(k). Every written consent shall bear the date of signature of each Unitholder who signs the consent (or a counterpart thereof). No written consent shall be effective to take the action that is the subject to the consent unless, within 60 days after the date of the earliest dated consent delivered to the LLC in the manner required by this Section 3.3(a), a consent or consents signed by the Unitholder or Unitholders holding not less than the minimum Units that would be necessary to take the action that is the subject of the consent are delivered to the LLC by delivery to its registered office, its principal place of business or the Board. Delivery shall be by hand or certified or registered mail, return receipt requested. Delivery to the LLC’s principal place of business shall be addressed to the Board. A telegram, telex, cablegram, electronic mail or similar transmission by a Unitholder, or a photographic, photostatic, facsimile, PDF or similar reproduction of a writing signed by a Unitholder, shall be regarded as signed by the Unitholder for purposes of this Section 3.3(a). Prompt notice of the taking of any action by Unitholders without a meeting by less than unanimous written consent shall be given to those Unitholders who were otherwise entitled to vote but did not consent in writing to the action.

(b)     Record Date for Written Consent in Lieu of Meeting. The record date for determining Unitholders entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the LLC by delivery to its registered office, its principal place of business, or the Board. Delivery shall be by hand or by certified or registered mail, return receipt requested. Delivery to the LLC’s principal place of business shall be addressed to the Board.

(c)     Filings. If any action by Unitholders is taken by written consent, any certificate or documents filed with the Secretary of State of Delaware as a result of the taking of the action shall state, in lieu of any statement required by the Delaware Act concerning any vote of Unitholders, that written consent has been given in accordance with the provisions of the Delaware Act and that any written notice required by the Delaware Act has been given.

(d)     Telephone Conference. Unitholders may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

3.4.     Issuance of Additional Units and Interests. Subject to compliance with the provisions of this Agreement (including Section 5.1(b)(iv)), the Board shall have the right to cause the LLC to authorize, designate, issue or sell to any Person (including Unitholders and Affiliates) any additional Equity Securities (which for purposes of this Agreement shall be “Additional Securities”). Subject to the provisions of this Agreement, including Section 5.1(b)(iv), the Board shall determine the terms and conditions governing the issuance of such Additional Securities, including the number and designation of such Additional Securities, the designations, preferences (with respect to distributions, liquidations, or otherwise) over any other Units and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior or junior to, or pari passu with, any other Units, any required contributions in connection therewith and voting rights. Subject to Section 5.1(b)(iv) and Section 15.3, the Board shall, in its sole discretion, be permitted to amend this Agreement in connection with the authorization, designation reservation or issuance of any Additional Securities. Any Person who acquires Units may be admitted to the LLC as a Unitholder pursuant to the terms of Section 11.2 hereof. If any Person acquires additional Units or other interests in the LLC or is admitted to the LLC as an Additional Unitholder, the LLC shall amend Schedule A to reflect such additional issuance and/or Unitholder, as the case may be.

3.5.     Preemptive Rights.

(a)     If, prior to an initial Public Offering, the Board authorizes the issuance or sale of any Units or any securities convertible into, or exchangeable or exercisable for any Units (collectively, “Preemptive Securities”), the LLC shall offer to sell to each of the Principal Investors, or one or more Affiliates of such Principal Investor designated for such purpose, that certifies (to the reasonable satisfaction of the LLC) that it is an Accredited Investor (the “Other Accredited Unitholders”), at the same price and on the same terms, an amount of Preemptive Securities (with respect to each Other Accredited Unitholder, the “Preemptive Portion”) equal to the product (rounded down to the nearest whole number) of (A) the Preemptive Pro Rata Percentage of such Other Accredited Unitholder, multiplied by (B) the number of Preemptive Securities then contemplated to be issued by the LLC. Each Other Accredited Unitholder shall be entitled to purchase his, her or its Preemptive Portion of such Preemptive Securities at the price and on the terms set forth in the Issuance Notice. The purchase price for all Preemptive Securities to be offered to the Other Accredited Unitholders under this Section 3.5 shall be payable in cash. It is understood by the parties hereto that the LLC may proceed with the consummation of the issuance of Preemptive Securities prior to offering such securities to the Other Accredited Unitholders; provided that an Issuance Notice (as defined below) is delivered to each of the Other Accredited Unitholders in accordance with Section 3.5(b) below.

(b)     The LLC shall deliver to each Other Accredited Unitholder a written notice (an “Issuance Notice”) describing in reasonable detail the Preemptive Securities being offered in the applicable issuance under this Section 3.5, the purchase price thereof, the payment terms and such Other Accredited Unitholder’s percentage allotment prior to the closing of the issuance, or, if no such notice is delivered prior to such closing, no later than fifteen (15) days after such closing. In order to exercise its purchase rights hereunder, each Other Accredited Unitholder must within twenty (20) days after receipt of an Issuance Notice, deliver a written notice to the LLC describing its election to purchase all or any portion of his, her or its Preemptive Portion of the applicable Preemptive Securities under this Section 3.5. Each Other Accredited Unitholder who has not accepted such offer within such period shall be deemed to have waived all of such Other Accredited Unitholder’s rights to participate in such issuance. In the event that all of the Preemptive Securities have not been subscribed for pursuant to this Section 3.5(b) following the delivery of the initial Issuance Notice, then the Preemptive Securities not subscribed for shall be reoffered pursuant to the provisions of this Section 3.5(b) one additional time to all such Other Accredited Unitholders who have elected to purchase their respective Preemptive Portions (each a “Participating Purchaser”); provided, that in such case of any reoffering, the applicable period to make an election to purchase with respect to such Preemptive Securities shall be five (5) Business Days, and each Participating Purchaser shall be permitted to commit to acquire all or any portion of the remaining Preemptive Securities being offered pursuant to this Section 3.5(b) (and any over commitment shall be cut back pro rata on the basis of each such Participating Purchaser’s relative Preemptive Portion). Following such reoffering of remaining Preemptive Securities, the LLC shall thereafter be free to issue any remaining Preemptive Securities in such issuance not already subscribed for by the Participating Purchasers to other prospective subscribers at a price no less than the price set forth in the Issuance Notice and on the other terms set forth in the Issuance Notice. If one or more Other Accredited Unitholders elects to purchase Preemptive Securities under this Section 3.5, the closing of such purchase shall occur no later than 120 days after receipt by the LLC of such election.

(c)     Notwithstanding the foregoing (but subject, in each case, to compliance with the other provisions of this Agreement, including Section 5.1(b)(iv)), the rights set forth in this Section 3.5 shall not apply to any issuance of Preemptive Securities (i) upon the conversion, exchange or exercise of any then outstanding Equity Securities in accordance with their respective terms, (ii) to financing sources of the LLC or any of its Subsidiaries in connection with the issuance of debt or restructuring or recapitalization of existing debt; (iii) in connection with grants of Units (including Value Units) or options to officers, directors, employees or consultants of the LLC or any of its Subsidiaries issued pursuant to a plan approved by the Board (including the Plan); (iv) pursuant to a stock (or similar) split, dividend, combination, reorganization, recapitalization or similar event; (v) in connection with a Public Offering; (vi) in connection with a Sale of the LLC; (vii) to the sellers of a company, business, division or enterprise as part of the consideration (in whole or in part) for such acquisition by any member of the Company Group; or (viii) in connection with issuances of Common Units to officers, directors, employees or consultants of the LLC or any of its Subsidiaries issued for cash and not in excess of the amount of Common Units designated therefor on Schedule B.

(d)     The LLC shall have 120 days from the date of the Issuance Notice to consummate the proposed issuance of any or all of such Units that the Other Accredited Unitholders have elected to purchase under this Section 3.5 at the same price and terms that are specified in the Issuance Notice; provided that, if such issuance is subject to regulatory approval, such 120-day period shall be extended until the expiration of five Business Days after all such approvals have been received, but in no event later than 270 days from the date of the Issuance Notice. If the LLC proposes to issue any series of Units to any Unitholder after such 120 or 270-day period, it shall again comply with the procedures set forth in this Section 3.5 (to the extent applicable).

(e)     The LLC shall not be under any obligation to consummate any proposed issuance of Preemptive Securities, nor shall there be any liability on the part of the LLC to any Unitholder if the LLC has not consummated any proposed issuance of Preemptive Securities pursuant to this Section 3.5 for whatever reason, regardless of whether it shall have delivered an Issuance Notice in respect of such proposed issuance. Without limiting the generality of the foregoing, if the LLC shall not issue any Preemptive Securities to which an Issuance Notice relates, the LLC shall have no liability to issue to any Other Accredited Unitholder his, her or its Preemptive Portion of the Preemptive Securities.

3.6.     Capital Accounts.

(a)     There shall be established on the books and records of the LLC a capital account (a “Capital Account”) for each Unitholder.

(b)     Each Unitholder’s Capital Account shall be adjusted:

(i)     by adding any Capital Contributions made by such Unitholder (including the Capital Contributions made in exchange for any Units);

(ii)     by deducting any amounts paid to such Unitholder in connection with the redemption or other repurchase by the LLC of Units;

(iii)     by adding any Profits allocated in favor of such Unitholder and subtracting any Losses allocated in favor of such Unitholder; and

(iv)     by deducting any distributions paid in cash or other assets to such Unitholder by the LLC (excluding any amount paid to such Unitholder pursuant to the Subscription Agreement or the Advisory Agreement or any amount mutually agreed by the Principal Investors).

(c)     Each Unitholder’s Capital Account shall be further adjusted with respect to any special allocations or adjustments pursuant to this Agreement. The LLC may adjust the Capital Accounts of its Unitholders, in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv)(f), to reflect revaluations (including any unrealized income, gain or loss) of the LLC’s property (including intangible assets such as goodwill), whenever it issues additional Units, or whenever the adjustments would otherwise be permitted under such Treasury Regulations. In the event that the Capital Accounts of the Unitholders are so adjusted, (i) the Capital Accounts of the Unitholders shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property and (ii) the Unitholders’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Code and Section 4.3 of this Agreement. The Capital Accounts shall be maintained for the sole purpose of allocating items of income, gain, loss and deductions among the Unitholders and shall have no effect on the amount of any distributions to any Unitholder in liquidation or otherwise. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations, and the LLC shall be permitted to adjust the Capital Accounts of the Unitholders in a manner consistent with such Treasury Regulations. Any contributions of property after the date hereof shall be valued at their Fair Market Value.

3.7.     Negative Capital Accounts. No Unitholder shall be required to pay to any other Unitholder or the LLC any deficit or negative balance which may exist from time to time in such Unitholder’s Capital Account (including upon and after dissolution of the LLC).

3.8.     No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the LLC, except as expressly provided herein or in the other agreements referred to herein.

3.9.     Loans From Unitholders. If Unitholders make loans to the LLC (subject to Section 5.1(b)(iv)); (a) such loans shall not be considered Capital Contributions; (b) the making of such loans shall not result in any increase in the amount of the Capital Account of such Unitholder; and (c) the amount of any such loans shall be a debt of the LLC to such Unitholder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

3.10.     Additional Terms Applicable to Value Units.

(a)     Certain Terms.

(i)     Forfeiture of Value Units. A Management Unitholder’s Value Units shall be subject to forfeiture in accordance with Section 3.10(b)(i).

(ii)     Certain Cancellations. In the event that any portion of the Value Units does not become eligible to participate in distributions pursuant to Section 4.1(a) upon the first occurrence of a Sale of the LLC, after taking into account distributions from the LLC or proceeds from the sale of Units in connection with such Sale of the LLC, such portion of such Value Units shall automatically be canceled without payment therefor.

(iii)     Calculations. All calculations required or contemplated by Section 4.1 shall be made in the good faith determination of the Board, and, absent manifest error or failure to comply with the terms of this Agreement, shall be final and binding on the LLC and each Management Unitholder and Operating Unitholder.

(iv)     Profits Interests. The Board shall determine a benchmark amount with respect to each Value Unit at the time such Value Unit is issued to a Unitholder (a “Benchmark Amount”), which shall be reflected on Schedule A. The LLC and the Unitholder intend that each Value Unit be treated as a separate “profits interest” for U.S. federal income tax purposes within the meaning of Internal Revenue Service Rev. Proc. 93-27 and Rev. Proc. 2001-43 or such other subsequent Internal Revenue Service rulings defining “profits interests” as of the date such Value Unit is issued, and this Agreement shall be interpreted to give effect to such intention. Notwithstanding any other provision of this Agreement, (A) each Unitholder shall, and shall cause each of its Affiliates and transferees to, take any action requested by the Board to ensure that the fair market value of any Value Unit at the time of issuance is treated for U.S. federal income tax purposes as being equal to the “liquidation value” (within the meaning of Proposed Treasury Regulations Section 1.83-3(1)) of such Unit (and that each such Unit is afforded pass-through treatment for all applicable U.S. federal, state and local income tax purposes) and (B) without limiting the generality of the foregoing, to the extent required in order to attain or ensure such treatment under any applicable law, revenue procedure, revenue ruling, notice or other guidance governing partnership interests transferred in connection with the performance of services, such action may include authorizing and directing the LLC to make any election, agreeing to any condition imposed on such Unitholder, its Affiliates or its transferees, executing any amendment to this Agreement or other agreements, executing any new agreement, making any tax election or tax filing, and agreeing not to take any contrary position unless required pursuant to applicable law.

(v)     The Value Units reserved for issuance under the Plan shall be subject in all respects to the terms, provisions, restrictions and conditions as are set forth in this Agreement, the Plan and the applicable award agreement or other document pursuant to which such Value Units awards were granted.

(b)     Effects of Termination of Employment on Value Units.

(i)     Forfeiture of Value Units upon Termination.

(A)     Termination for Cause. Unless otherwise determined by the Board in a manner more favorable to such Management Unitholder or Operating Unitholder, as applicable, or otherwise set forth in an agreement between such Management Unitholder or Operating Unitholder, as applicable, and the LLC, in the event that a Management Unitholder’s employment with or an Operating Unitholder’s Service to the LLC or any Subsidiary of the LLC is terminated for Cause, all of the Value Units issued to such Management Unitholder or Operating Unitholder (whether vested or not) shall be forfeited immediately and automatically upon such termination.

(B)     Other Termination. Unless otherwise determined by the Board in a manner more favorable to such Management Unitholder or Operating Unitholder, as applicable, or otherwise set forth in an agreement between such Unitholder and the LLC, in the event that a Management Unitholder’s employment with or an Operating Unitholder’s Service to the LLC or any Subsidiary of the LLC is terminated for any reason, other than for Cause, then all unvested Value Units issued to such Management Unitholder or Operating Unitholder shall be forfeited immediately and automatically upon such termination. If all or any portion of a Management Unitholder’s or Operating Unitholder’s Value Units are not so forfeited, they shall remain outstanding in accordance with their applicable terms. Notwithstanding the foregoing, during the ninety (90) day period following such termination of employment or Service, as applicable, the Board may elect (with the consent of the Principal Investors) (the “Repurchase Option”) to repurchase the vested Value Units from the applicable the Management Unitholder or Operating Unitholder, and upon such election the Management Unitholder or Operating Unitholder shall be obligated to sell such vested Value Units to the Company, in each case, for a price equal to the Fair Market Value, as determined by the Board, of such Value Units as of the date of termination of employment or Service (the “Repurchase Price”). In the event that, following the Board’s exercise of the Repurchase Option, the Company is prohibited pursuant to its existing loan documents or otherwise from paying the Repurchase Price in respect of the Repurchase Option, the Board may elect that the Company pay the Repurchase Price in the form of a promissory note (on market terms and conditions) to the applicable Management Unitholder or Operating Unitholder, and upon the issuance of such promissory notes the vested Value Units shall be immediately cancelled and shall no longer be deemed outstanding.

(ii)     Inactive Unitholders. If a Management Unitholder’s employment with or an Operating Unitholder’s Service to the LLC or any Subsidiary of the LLC terminates for any reason, such Unitholder shall thereafter be referred to herein as an “Inactive Unitholder” with only the rights (and applicable restrictions) of an Inactive Unitholder specified herein. Notwithstanding anything to the contrary, such Inactive Unitholder shall continue to be treated as a Unitholder solely for purposes of any applicable allocations or distributions, which shall be deemed for tax purposes to be made to such Inactive Unitholder in its capacity as a Unitholder, until such time as all Units retained by such Inactive Unitholder are Transferred or repurchased in accordance with this Agreement.

(iii)     Effect of Forfeiture. Any Value Unit which is forfeited shall be cancelled for no consideration.

(iv)     Accelerated Vesting Upon a Sale of the LLC. Unless otherwise set forth in an agreement between such Management Unitholder or Operating Unitholder, as applicable, and the LLC, the Board, in its sole and absolute discretion, may elect, immediately prior to the occurrence of a Sale of the LLC, to accelerate the vesting of any then-unvested Value Units then held by any Management Unitholder or Operating Unitholder (and not previously forfeited).

(c)     Nontransferability of Awards. Notwithstanding anything to the contrary, no Value Units may be Transferred, other than subject to approval by the Board in any individual case (including such additional terms and conditions as the Board shall require), to a transferee under Article X.

(d)     Treatment in an Initial Public Offering. In connection with an initial Public Offering, the holders of any Value Units that are not then vested may, in the Board’s sole discretion, receive restricted securities of comparable economic value, in exchange for and cancellation of such Value Units, (i) that are subject to similar restrictions, vesting and forfeiture provisions as are described in this Agreement and the applicable award agreement or other document pursuant to which such Value Units awards were granted and (ii) the form and substance of which will determined at the sole discretion of the Board; provided that the tax treatment of such securities may be different than that of the Value Units.

Article IV

DISTRIBUTIONS; ALLOCATIONS AND REDEMPTIONS

4.1.     Distributions.

(a)     Distributions Generally. Except as otherwise set forth in this Section 4.1, and subject to Section 5.1(b)(iv) and the provisions of Section 18-607 of the Delaware Act, the Board may make Distributions at any time or from time to time as determined by Board in its discretion (after taking into account the anticipated cash needs of the business, the existing liabilities and expenses of the LLC and a reasonable reserves for future liabilities and expenses of the LLC). Subject to the foregoing, except as otherwise set forth in this Section 4.1, and subject to Section 5.1(b)(iv) and the provisions of Section 18-607 of the Delaware Act, all Distributions shall be made to the Unitholders as follows:

(i)     First, to the Common Holders, pro rata in accordance with their Capital Contributions, until the cumulative amount distributed to such Common Holders pursuant to this Section 4.1(a)(i) equals the aggregate unreturned Capital Contributions made by such Common Holders with respect to the Common Units owned by such Common Holders, and no distribution or any portion thereof shall be made under any other paragraphs of this Section 4.1(a) until such cumulative amount of unreturned Capital Contributions in respect of Common Units has been distributed;

(ii)     Thereafter, to the Common Holders and the Value A Holders, pro rata in accordance with their respective ownership in such Units, until the cumulative amount distributed to the Common Holders pursuant to this Section 4.1(a) equals the Value B Threshold, and no distribution or any portion thereof shall be made under paragraphs (iii), (iv) or (v) of this Section 4.1(a) until such amount has been distributed;

(iii)     Thereafter, to the Common Holders, the Value A Holders, and the Value B Holders, pro rata in accordance with their respective ownership in such Units, until the cumulative amount distributed to the Common Holders pursuant to this Section 4.1(a) equals the Value C Threshold, and no distribution or any portion thereof shall be made under paragraphs (iv) or (v) of this Section 4.1(a) until such amount has been distributed;

(iv)     Thereafter, to the Common Holders, the Value A Holders, the Value B Holders, and the Value C Holders, pro rata in accordance with their respective ownership in such Units, until the cumulative amount distributed to the Common Holders pursuant to this Section 4.1(a) equals the Value D Threshold, and no distribution or any portion thereof shall be made under paragraph (v) of this Section 4.1(a) until such amount has been distributed; and

(v)     Thereafter, to the Common Holders, the Value A Holders, the Value B Holders, the Value C Holders, and the Value D Holders, pro rata in accordance with their respective ownership in such Units.

(b)     Notwithstanding the foregoing, the amount of any proposed distribution to a holder of any participating Value Unit pursuant to Section 4.1(a) in respect of such Value Unit shall be reduced (and no distributions shall be made in respect of any such Value Unit) until the total reductions in proposed distributions pursuant to this Section 4.1(b) in respect of such Value Unit equals the Benchmark Amount in respect of such Value Unit. Any amount that is not distributed to the holder of any Value Unit pursuant to this Section 4.1(b) shall be distributed to the remaining Members pursuant to Section 4.1(a).

(c)     In the event that (i) a Sale of the LLC is structured as a sale of LLC Interests by the Members, rather than a distribution of proceeds by the LLC or (ii) there is a sale of LLC Interests pursuant to Section 10.4 or 10.6 involving LLC Interests of a different class or sub-class, the purchase agreement governing such sale will have provisions therein which replicate, to the greatest extent possible, the economic result which would have been attained under this Article IV had the Sale of the LLC or such sale been structured as a sale of the LLC’s assets and a distribution of proceeds thereof (or, in the context of a sale event only, modifications will be made to this Agreement to accomplish this result).

(d)     For the avoidance of doubt, it is understood that references herein to Value Units that “will not participate in distributions under Article IV” or any similar formulation or reference means (i) that Members will not receive Distributions pursuant to this Article IV (other than pursuant to Section 4.1(g)) in respect of such Units and (ii) that such non-participating Value Units held will not be counted in any determination of the pro rata or proportionate ownership of Units of such Member or any other Member for purposes of Article IV (other than pursuant to Section 4.1(g)).

(e)     Notwithstanding anything to the contrary, only vested Value Units held by Management Unitholders, Operating Unitholders and Inactive Unitholders shall participate in any Distributions (other than pursuant to Section 4.1(g)).

(f)     Persons Receiving Distributions. Each Distribution shall be made to the Persons shown on the LLC’s books and records as Unitholders as of the date of such Distribution; provided, however, that, subject to Article X, any transferor and transferee of Units may mutually agree as to which of them should receive payment of any Distribution under this Section 4.1.

(g)     Tax Distributions. In the event the LLC allocates net taxable income to any of the Value Unitholders for any Fiscal Year and to the extent that prior distributions to such Value Unitholder with respect to such Fiscal Year are not sufficient to satisfy such Value Unitholder’s tax liability arising as a result of such allocations, then the LLC shall, subject to the Board’s determination that there is sufficient cash available for distribution, make distributions of cash to such Value Unitholders prior to any other distributions provided for in this Article IV in an amount determined in good faith by the Board for the purpose of allowing such Value Unitholders to satisfy their tax liability arising as a result of such allocation. Tax distributions made pursuant to the foregoing shall be treated as advances against distributions payable to such Value Unitholders pursuant to Section 4.1(a), and shall be taken into account in the calculations of amounts distributed pursuant to Section 4.1(a).

(h)     Distributions In Kind. In the event of a Distribution of LLC property, such property shall for all purposes of this Agreement be deemed to have been sold at its Fair Market Value and the proceeds of such sale shall be deemed to have been distributed to the Members.

4.2.     Allocations. Profits and Losses for any Fiscal Year shall be allocated among the Unitholders in such a manner that as closely as possible gives economic effect to the provisions of Section 4.1(a) and the other relevant provisions of this Agreement.

(a)     General. Profit and Loss for any Fiscal Year shall be allocated among the Unitholders in such ratio or ratios as may be required to cause the balances of the Unitholders’ Economic Capital Accounts to equal, as nearly as possible, their Target Balances, consistent with the provisions of Section 4.2(b) and solely for this purpose, treating all non-vested Units as vested.

(b)     Compliance with Code Section 704(b). The allocation provisions contained in this Article IV are intended to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent therewith.

4.3.     Tax Allocations. Each item of income, gain, loss or deduction recognized by the LLC shall be allocated among the Unitholders for U.S. federal, state and local income tax purposes in the same manner that each such item is allocated to the Unitholders’ Capital Accounts or as otherwise provided herein, provided that the Board may adjust such allocations as long as such adjusted allocations have substantial economic effect or are in accordance with the interests of the Unitholders in the LLC, in each case within the meaning of the Code and the Treasury Regulations. Notwithstanding the foregoing, (i) items of LLC taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the LLC shall be allocated among the Unitholders, as determined by the Board in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its value on the date of contribution and (ii) if the value of any LLC asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f) then subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and such value, as determined by the Board in the same manner as under Code Section 704(c). The Board shall elect to use the traditional method described in Treasury Regulation Section 1.704-3(b), unless each Principal Investor consents to the election of another method. Tax credits and tax credit recapture shall be allocated in accordance with the Unitholders’ interests in the LLC as provided in Treasury Regulations Section 1.704-1(b)(4)(ii). All matters concerning allocations for U.S. federal, state and local and non-U.S. income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be determined by the Board in its sole discretion.

4.4.     Indemnification and Reimbursement for Payments on Behalf of a Unitholder. If the LLC is required by law to make any payment that is specifically attributable to a Unitholder or a Unitholder’s status as such (including federal withholding or other taxes, state personal property taxes, and state unincorporated business taxes), then such Unitholder shall indemnify the LLC in full for the entire amount paid (including interest, penalties and related expenses). The LLC may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 4.3, including instituting a lawsuit to collect such indemnification and contribution with interest calculated at a rate equal to 10% per annum, compounded as of the last day of each year (but not in excess of the highest rate per annum permitted by law).

4.5.     Transfer of Capital Accounts. If a Unitholder sells, assigns or transfers an interest in the LLC to a new or existing Unitholder, the transferee Unitholder shall succeed to that portion of the transferor’s Capital Account that is attributable to the sold, assigned or transferred interest. Any reference in this Agreement to a Capital Contribution of, or Distribution to, a Unitholder that has succeeded any other Unitholder shall include any Capital Contributions or Distributions previously made by or to the former Unitholder on account of the interest of such former Unitholder sold, assigned or transferred to such Unitholder.

4.6.     Withholding.

(a)     Notwithstanding any other provision of this Agreement, each Unitholder authorizes the LLC to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the LLC or any of its Affiliates (pursuant to the Code or any provision of the United States Federal, state, local or foreign tax law) attributable to such Unitholder (including taxes attributable to income or gain allocable to such Unitholder) or as a result of such Unitholder’s participation in the LLC (a “Withholding Payment”); and if and to the extent that the LLC shall be required to withhold or pay and actually pays any such Withholding Payment, such Unitholder shall be deemed for all purposes of this Agreement to have received an interest-free loan from the LLC as of the time such Withholding Payment is required to be paid notwithstanding the actual date of payment. Amounts so treated as advanced to any Unitholder shall be repaid by such Unitholder to the LLC within thirty (30) days after the LLC delivers a written request to such Unitholder for such repayment; provided, however, that if any such repayment is not made, the LLC may (without prejudice to any other rights of the LLC) collect such unpaid amounts from any subsequent LLC distributions that otherwise would be made to such Unitholder pursuant to Section 4.1 (all such decisions to be made and applied within the sole discretion of the Board).

(b)     If the LLC makes a distribution in kind (if such distribution is permitted in accordance with the terms of this Agreement) and such distribution is subject to withholding or other taxes payable by the LLC on behalf of any Unitholder (the “Withheld Amount”), the Board shall notify such Unitholder as to the extent (if any) of the Withheld Amount and such Unitholder shall make a prompt payment to the LLC of the Withheld Amount by wire transfer (it being understood that, notwithstanding anything else herein to the contrary, the LLC shall refrain from distributing such property to be distributed having a Fair Market Value of at least the Withheld Amount until the LLC has received a payment of such Withheld Amount).

(c)     Any withholding referred to in this Section 4.6 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Board shall have received an opinion of counsel or other evidence, satisfactory to the Board, to the effect that a lower rate is applicable, or that no withholding is applicable.

(d)     If the LLC receives a distribution from or in respect of which tax has been withheld, the LLC shall be treated as having received cash in an amount equal to the amount of such withheld tax, and each Unitholder shall be treated as having received as a distribution the portion of such amount that is attributable to such Unitholder.

(e)     Each Unitholder shall provide the LLC with any information, representations, certificates, forms or other documentation relating to such Unitholder (or its direct or indirect owners or account holders) that are reasonably requested from time to time by the Board and that the Board determines in its sole discretion are necessary or appropriate in order for any entity (including (i) the LLC, (ii) any entity in which the LLC holds (directly or indirectly) an interest (whether in the form of debt or equity), (iii) any member of any “expanded affiliated group” (as defined in Section 1471(e)(2) of the Code and the Treasury Regulations thereunder) of which any Person described in clause (i) or (ii) is a member and (iv) any “Related Entity”, as such term is defined in any intergovernmental agreement referenced in clause (c) of the definition of FATCA) to (A) avoid any withholding required under FATCA (including, without limitation, any withholding upon any payments to any person described in clauses (i), (ii) or (iii) or to any Unitholder under this Agreement), (B) comply with any reporting or withholding requirements under FATCA, (C) enter into, maintain or comply with an “FFI Agreement,” as defined in the Code and the Treasury Regulations thereunder (or any other agreement entered into in connection with FATCA), or (D) otherwise comply with FATCA. In addition, each Unitholder shall take such actions as the Board may reasonably request in connection with the foregoing. Any Unitholder that fails to comply with this Section 4.6(e) shall, together with all other Unitholders that fail to comply with this Section 4.6(e), unless otherwise agreed by the Board in writing, to the fullest extent permitted by law, indemnify and hold harmless the Board and the LLC for any costs or expenses arising out of such failure or failures, including any withholding tax imposed under FATCA. Each Unitholder acknowledges and agrees that any information or other data in respect of such Unitholder (or its direct or indirect owners or account holders) provided to the LLC in accordance with this Section 4.6(e) shall be kept confidential but may, if required by law, be disclosed to any tax authority.

(f)     Any imputed underpayment within the meaning of Section 6225 of the Code paid (or payable) by the LLC as a result of an adjustment with respect to any LLC item, including any interest or penalties with respect to any such adjustment (collectively, an “Imputed Underpayment Amount”), shall be treated as if it were paid by the LLC as a Withholding Payment with respect to the appropriate Unitholders. The Board shall reasonably determine the portion of an Imputed Underpayment Amount attributable to each Unitholder or former Unitholder. The portion of the Imputed Underpayment Amount that the Board attributes to a Unitholder shall be treated as a Withholding Payment with respect to such Unitholder. The portion of the Imputed Underpayment Amount that the Board attributes to a former Unitholder of the LLC shall be treated as a Withholding Payment with respect to both such former Unitholder and such former Unitholder’s transferee(s) or assignee(s), as applicable, and the Board may in its discretion exercise the LLC’s rights pursuant to this Section 4.6(f) in respect of either or both of the former Unitholder and its transferee or assignee. Imputed Underpayment Amounts treated as Withholding Payments also shall include any imputed underpayment within the meaning of Code Section 6225 paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the LLC holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the LLC bears the economic burden of such amounts, whether by law or agreement.

Article V

BOARD OF MANAGERS; OFFICERS

5.1.     Management by the Board of Managers.

(a)     No Management by Unitholders. The Unitholders shall not manage or control the affairs of the LLC, except as expressly provided in this Agreement with respect to the Principal Investors (including, for the avoidance of doubt, Section 5.1(b)(iv)) or as required by any non-waivable provisions of applicable law.

(b)     Authority of Board of Managers.

(i)     Except as expressly provided in this Agreement with respect to the Principal Investors (including, for the avoidance of doubt, the provisions of Section 5.1(b)(iv)) or as required by any non-waivable provision of applicable law, (A) the powers of the LLC shall be exercised by or under the authority of, and the affairs of the LLC shall be managed under the direction of, the Board and (B) the Board may make all decisions and take all actions for the LLC not otherwise provided for in this Agreement, including the following (subject, in each case, to Section 5.1(b)(iv)):

(A)     authorizing, designating, reserving for issuance or issuing any Units or other Equity Securities;

(B)     entering into, making and performing contracts, agreements and other undertakings binding the LLC that may be necessary, appropriate or advisable in furtherance of the purposes of the LLC and making all decisions and waivers thereunder;

(C)     maintaining the assets of the LLC in good order;

(D)     collecting sums due to the LLC;

(E)     opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(F)     to the extent that funds of the LLC are available therefor, paying debts and obligations of the LLC as they come due;

(G)     acquiring, utilizing for LLC purposes and disposing of any assets of the LLC;

(H)     hiring and employing executives, Officers, supervisors and other personnel for the Company Group;

(I)     selecting, removing and changing the authority and responsibility of lawyers, accountants and other advisers and consultants;

(J)     entering into guaranties on behalf of the LLC’s Subsidiaries;

(K)     obtaining insurance for the LLC;

(L)     determining Distributions of cash and other property of the LLC as provided in Article IV.

(M)     establishing reserves for commitments and obligations (contingent or otherwise) of the LLC; and

(N)     establishing a seal for the LLC.

(ii)     The Board may act (A) by resolutions adopted at a meeting and/or by written consents pursuant to Section 5.3, (B) by delegating power and authority to committees pursuant to Section 5.4, or (C) by delegating power and authority to any Officer pursuant to Section 5.5(a).

(iii)     Each Unitholder acknowledges and agrees that no Manager shall, as a result of being a Manager (as such), be bound to devote all of his or her business time to the affairs of the LLC, and that he or she and his or her Affiliates do and will continue to engage for their own account and for the accounts of others in other business ventures.

(iv)     Notwithstanding anything in this Agreement to the contrary, the LLC shall not, and shall cause its Subsidiaries not to, directly or indirectly, take any of the following actions without the prior approval of the Board and the prior written approval of each Principal Investor (provided, that the prior approval of a Principal Investor shall not be required (x) with respect to clauses (A) – (D) (and clauses (T) and (U) to the extent applicable) if such Principal Investor, together with its Affiliates, collectively holds less than twenty percent (20%) of such Principal Investor’s Closing Equity and (y) with respect to clauses (E) – (U) if such Principal Investor, together with its Affiliates, collectively holds less than fifty percent (50%) of such Principal Investor’s Closing Equity):

(A)     amend or repeal any provision of, or supplement, this Agreement, the Certificate, bylaws or other organizational documents of the LLC or its Subsidiaries, other than to the extent required in connection with a Qualified IPO to increase the number of authorized Equity Securities;

(B)     enter into any agreement or commitments that would restrict any Principal Investor or any of its Affiliates from entering into any line of business;

(C)     adopt any change to any tax or accounting policy other than as required by generally accepted accounting principles (“GAAP”) or applicable law, or change its independent public accountants, auditors or tax advisors;

(D)     enter into any transaction (or amend the terms of any such transaction) with any Principal Investor or any of its Affiliates other than (i) as specifically contemplated by this Agreement, (ii) pursuant to any agreements in effect as of the date of the Closing (as defined in the Subscription Agreement) and disclosed in the disclosure schedules thereto or (iii) pursuant to commercial agreements entered into between an operating business of a Principal Investor or its Affiliates, on the one hand, and the LLC or any of its Subsidiaries, on the other, in the ordinary course of business and on arm’s length terms;

(E)     except in accordance with Section 5.4(a), form, or delegate any authority to, any committee or subset of the Board or elect any Person to any such committee or subset of the Board;

(F)     make any acquisition or disposition (or any series of related acquisitions or dispositions) of any entity, business or assets with aggregate consideration in excess of one-hundred million United States dollars ($100,000,000), including by way of merger, equity purchase, asset purchase or otherwise;

(G)     consummate, commit to or enter into any agreement or commitment for a Sale of the LLC or any merger or consolidation with a third party other than (i) an Approved Sale or (ii) with respect to transactions other than a Sale of the LLC as would be permitted under Section 5.1(b)(iv)(F);

(H)     enter into or commit to enter into any material joint ventures or partnerships, establish or acquire any non-wholly-owned Subsidiaries or merge or consolidate with, or make investments in, any third party (other than in connection with a Drag-Along Sale in accordance with Section 10.6), in each case, that involve a cash or asset contribution (or commitment) in excess of fifty million United States dollars ($50,000,000);

(I)     effect an initial Public Offering (other than a Qualified IPO), or, except in accordance with Section 6.12, grant any registration rights to any Person;

(J)     create, designate, authorize, issue, sell or grant, or enter into any agreement providing for the issuance (contingent or otherwise) of, any of its Units or other Equity Securities or any equity appreciation rights, phantom equity plans or similar rights or plans relating to the LLC or its Subsidiaries, other than (i) the issuance of any of the foregoing pursuant to a plan approved under Section 5.1(b)(iv)(O) (provided that, except as approved pursuant to this Section 5.1(b)(iv)(J), for each class of Units (including, for the avoidance of doubt, Value Units and Common Units), the total number of Units issued or reserved for issuance under all such management equity plans and other employee incentive plans shall not exceed the number specified in Schedule B hereto for such class of Units) and (ii) in a Qualified IPO or an initial Public Offering approved pursuant to Section 5.1(b)(iv)(I) and effected pursuant to Section 6.12 and the Registration Rights Agreement;

(K)     authorize, issue, sell or grant, or enter into any agreement providing for the issuance (contingent or otherwise) of, any of the equity interests of any Subsidiary to persons other than the LLC or another wholly-owned Subsidiary of the LLC, other than issuance of equity interests in connection with a Public Offering approved pursuant to Section 5.1(b)(iv)(I) and effected pursuant to Section 6.12 and the Registration Rights Agreement;

(L)     incur or guarantee any Restricted Debt, unless such incurrence or guarantee would not result in an Excessive Leverage Event as of the date of incurrence of such Restricted Debt or the effective date of the guarantee of such Restricted Debt;

(M)     develop, construct, operate, acquire ownership of or otherwise expand into any line of business not conducted by the Company Group as of the date hereof which would be competitive with any business conducted by a Principal Investor or its Affiliates at the time of such action;

(N)     (i) select, hire, terminate or remove any person as the chief executive officer of the Company Group or (ii) amend the terms of any existing employment agreement or compensation arrangement with, or enter into any new employment agreement or compensation arrangement with, the chief executive officer of the Company Group;

(O)     adopt, or effect any material changes to, any management equity plan or other employee incentive plan, including, without limitation, employee equity (including any change to the number of Value Units issuable under the Plan or any successor plan), phantom equity or senior management bonus programs, or issue any capital stock or other securities other than limited liability company units, capital stock or other securities which it is obligated to issue under the terms of any option existing as of the date hereof or issuances to employees, officers or managers under any plan approved pursuant to this Section 5.1(b)(iv)(O) (it being understood that (i) that the total number of each class of Units issued or reserved for issuance under all such plans shall not exceed the amounts permitted under Section 5.1(b)(iv)(J) and (ii) the Plan has been approved by the Board and each Principal Investor);

(P)     determine the terms and conditions governing the issuance of any Additional Securities, including the number and designation of such Additional Securities, the preferences (with respect to distributions, liquidations, or otherwise) over any other Units and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior or junior to, or pari passu with, any other Units, any required contributions in connection therewith and voting rights;

(Q)     commence or file any bankruptcy, reorganization, liquidation, insolvency or similar proceeding or commence or consent to the filing of an involuntary bankruptcy, reorganization, liquidation, insolvency, or similar proceeding;

(R)     voluntarily liquidate, dissolve or wind up;

(S)     commence, pursue, settle or compromise any litigation or regulatory proceeding except for (i) any litigation that arises out of the ordinary course of business and involves solely the payment of monetary damages by the LLC or any of its Subsidiaries of an amount not exceeding ten million United States dollars ($10,000,000) or (ii) any litigation or disputes relating to a Principal Investor’s investment in the LLC;

(T)     take any other action that requires the consent of Frazier or Providence under this Agreement; or

(U)     agree or otherwise commit to take any actions set forth in the foregoing subparagraphs (A) through (T).

(c)     Officers. The management of the business and affairs of the LLC by the Officers and the exercising of their powers shall be conducted under the supervision of and subject to the approval of the Board.

5.2.     Composition and Election of the Board of Managers.

(a)     Number and Designation. Unless otherwise agreed by the Principal Investors:

(i)     The number of Managers on the Board shall be established at six (6), but may be increased to such higher number or decreased to such lower number from time to time with the approval of the Principal Investors (subject to Section 5.2(a)(iii) and Section 5.2(a)(iv) below).

(ii)     The composition of the Board, as of the date hereof, shall be as follows:

(A)     James M. Lindstrom and David Shackelton, each of whom has been or will be designated by Providence pursuant to Section 5.2(d) (each of the foregoing, together with any replacements designated by Providence pursuant to Section 5.2(d), the “Providence Managers”);

(B)     Ben Magnano, Brian Morfitt and Phil Zaorski, each of whom has been or will be designated by Frazier pursuant to Section 5.2(d) (each of the foregoing, together with any replacements designated by Frazier pursuant to Section 5.2(d), the “Frazier Managers”);

(C)     Walt Cooper, the chief executive officer of the Company Group. At the election of Frazier, Walt Cooper shall not be appointed to the Board until immediately following the Closing (as defined in the Subscription Agreement).

(iii)     For so long as a Frazier, together with its Affiliates, collectively holds at least 88.88% of its Closing Equity, it shall have the right to designate three (3) Managers (which shall initially be the Frazier Managers listed in Section 5.2(a)(ii) above). For so long as Frazier, together with its Affiliates, collectively holds at least 44.0% but less than 88.88% of its Closing Equity, it shall have the right to designate two (2) Managers. For so long as Frazier, together with its Affiliates, collectively holds at least 10% but less than 44.0% of its Closing Equity, it shall have the right to designate one (1) Manager. If Frazier, together with its Affiliates, holds less than 10% of its Closing Equity, it shall not have the right to designate any Managers.

(iv)     For so long as a Providence, together with its Affiliates, collectively holds at least 50% of its Closing Equity, it shall have the right to designate two (2) Managers (which shall initially be the Providence Managers listed in Section 5.2(a)(ii) above). For so long as Providence, together with its Affiliates, collectively holds at least 10% but less than 50% of its Closing Equity, it shall have the right to designate one (1) Manager. If Providence, together with its Affiliates, holds less than 10% of its Closing Equity, it shall not have the right to designate any Managers.

(v)     Notwithstanding the foregoing clauses (iii) and (iv) of Section 5.2(a), for so long as (A) Frazier, together with its Affiliates, collectively holds more Units than Providence, together with its Affiliates, Frazier will be entitled to appoint at least one more Manager than Providence, and (B) Providence, together with its Affiliates, collectively holds more Units than Frazier, together with its Affiliates, Providence will be entitled to appoint at least one more Manager than Frazier. Without limiting the foregoing, in the event that the Principal Investor Ratio equals 4:1 or greater in favor of any Principal Investor (together with its Affiliates) (the “Subject Principal Investor”), then (for so long as such Principal Investor Ratio equals 4:1 or greater in favor of the Subject Principal Investor) the number of members on the Board shall automatically (and without any action by any Unitholder or the Board (including pursuant to Section 5.1(b)(iv)) be increased by one (1) and such Subject Principal Investor shall have the right to designate the Board member (and any replacement thereto) to fill such newly created Board seat.

(vi)     Notwithstanding the foregoing, such Board designation rights shall be adjusted proportionately in the event of any increase or decrease in the size of the Board pursuant to Section 5.2(a)(i). Furthermore, upon the request of either Principal Investor, the LLC shall cause the boards of directors (or similar governing bodies) and committees of its Subsidiaries to be comprised of the same persons who are then Managers of the Board and members of committees of the Board and the voting rights on the boards of directors (or similar governing bodies) and committees of each of the LLC’s Subsidiaries to be commensurate with the voting rights of the Principal Investors with respect to the Board and the committees of the Board.

(vii)     The Board shall at all times include the chief executive officer of the Company Group as a Manager (such Board seat, the “CEO Board Seat”).

(viii)     In the event that the number of Managers a Principal Investor has the right to designate is reduced pursuant to Section 5.2(a)(iii) or Section 5.2(a)(iv), (A) such Principal Investor shall promptly identify its incumbent Board designee that will be removed from the Board in connection with such reduction and (B) the LLC and the Unitholders shall promptly take all action necessary or desirable to cause the removal of such incumbent Manager(s) from office.

(ix)     Upon an initial Public Offering, the Principal Investors shall negotiate in good faith mutually agreeable modifications to the governance structure set forth in this Section 5.2 that they deem appropriate in light of the LLC’s then public status.

(b)     Term; Resignation. Members of the Board shall serve from their designation in accordance with the terms hereof until their resignation, death or removal in accordance with the terms hereof. Members of the Board need not be Unitholders and need not be residents of the State of Delaware. A person shall become a member of the Board effective upon the election or appointment of such person at a meeting of the Unitholders, or by unanimous written consent. A member of the Board may resign as such by delivering his, her or its written resignation to the LLC at the LLC’s principal office addressed to the Board. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(c)     Removal. Each Principal Investor may, at any time and for any reason, with or without cause, remove any Manager designated by such Principal Investor pursuant to Section 5.2(a) or Section 5.2(d) and designate a replacement Manager pursuant to Section 5.2(d), and the Unitholders and the LLC shall promptly take all action necessary or desirable to accomplish the foregoing. Upon the removal of any Manager, such Manager shall cease to be a “manager” (within the meaning of the Delaware Act). No Unitholder shall take any action to cause the removal of any Manager designated by a Principal Investor pursuant to Section 5.2(a) or Section 5.2(d) except (i) in connection with the reduction of the number of Managers such Principal Investor has the right to designate under Section 5.2(a)(viii) or (ii) at the direction of such Principal Investor.

(d)     Vacancies. In the event that a vacancy on the Board is created or exists (including by the death, disability, retirement, resignation, removal (with or without cause) of a Manager or otherwise), (i) if such vacancy relates to the CEO Board Seat, then such vacancy shall be filled by the highest ranking officer of the Company Group, (ii) if such vacancy relates to a Board seat previously filled by a Frazier Manager or Providence Manager and is not created as a result of a removal pursuant to Section 5.2(a)(viii), then such vacancy shall be filled by a Person designated by Frazier or Providence, as applicable, (iii) if such vacancy is created as a result of a removal pursuant to Section 5.2(a)(viii), then such vacancy shall remain unfilled and the size of the Board shall be reduced accordingly unless such Board seat is assigned in accordance with Section 10.7, and (iv) if such vacancy is created for any other reason, then such vacancy shall be filled by a person designated by the Principal Investors. The LLC and the Unitholders shall promptly take all action necessary or desirable to fill any vacancy on the Board in accordance with this Section 5.2(d).

(e)     Reimbursement. The LLC shall pay or cause to be paid by one of its Subsidiaries all reasonable out-of-pocket costs and expenses incurred by each member of the Board incurred in the course of his or her service hereunder, including in connection with attending regular and special meetings of the Board, any board of managers or board of directors of each of the LLC’s Subsidiaries and/or any of their respective committees, pursuant to reimbursement guidelines approved by each of the Principal Investors.

(f)     Reliance by Third Parties. Any Person dealing with the LLC, other than a Unitholder, may rely on the authority of the Board (or any Officer authorized by the Board) in taking any action in the name of the LLC without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Every agreement, instrument or document executed by the Board (or any Officer authorized by the Board) in the name of the LLC with respect to any business or property of the LLC shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the LLC and (iii) the Board or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the LLC.

5.3.     Board Meetings and Actions by Written Consent.

(a)     Voting. On each matter presented at a meeting of the Board for action to be taken by the Board on such matter, each Manager present at such meeting shall be entitled to one vote thereon.

(b)     Quorum.

(i)     Managers representing a majority of the total number of votes on the Board must be present (including pursuant to Section 5.3(h)) in order to constitute a quorum for the transaction of business of the Board, provided that, subject to Section 5.2(a), at least one (1) Frazier Manager and one (1) Providence Manager must be present at a meeting to constitute a quorum for such meeting, and provided further that one (1) Frazier Manager and one (1) Providence Manager (each, a “Principal Investor Manager”, and collectively the “Principal Investor Managers”) together shall constitute a quorum for any meeting; provided, however, in the event that a Principal Investor Manager fails to attend (either in person or by conference telephone or similar communications) two (2) consecutive meetings of the Board after, in each case, being provided with Requisite Board Meeting Notice in accordance with Section 5.3(f) (such Manager, an “Absent Manager”), in such case, to the extent that the Absent Manager is provided with at least three (3) days’ notice of a third (3rd) consecutive meeting of the Board, the Absent Manager will be deemed to be in attendance at such third meeting for purposes of establishing a quorum and taking any actions pursuant thereto (including for establishing a quorum pursuant to this Section 5.3(b)) whether or not such Absent Manager actually attends such meeting (a “Deemed Quorum”).

(ii)     Except as otherwise provided in this Agreement (and subject to clause (i) above), the act of the Managers who are present at a meeting of the Board at which a quorum is present and who are entitled to exercise a majority of the votes present at such meeting shall be the act of the Board on any matter presented to the Board for action to be taken thereon at such meeting. In the event of a tie vote of the Managers who are present at a meeting of the Board at which a quorum is present (subject to clause (i) above), a second vote of the Board shall be taken without the participation of the Manager currently occupying the CEO Board Seat. A Manager who is present at a meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action unless his or her dissent shall be entered in the minutes of the meeting or unless he shall file his or her written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the LLC immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

(c)     Place; Attendance. Meetings of the Board may be held at such place or places as shall be determined from time to time by resolution of the Board. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(d)     Meeting In Connection With Unitholder Meeting. In connection with any meeting of Unitholders, the Managers may, if a quorum is present (subject to Section 5.3(b)(i)), hold a meeting for the transaction of business immediately after and at the same place as such meeting of the Unitholders. Notice of such meeting at such time and place shall not be required.

(e)     Time, Place and Notice. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Notice of such meetings shall not be required.

(f)     Special Meetings. Special meetings of the Board may be called by any Manager, or the Principal Investors, on at least 24 hours’ notice to each Manager (“Requisite Board Meeting Notice”). Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for in this Agreement.

(g)     Chairperson. For so long as Frazier holds at least 88.88% of its Closing Equity, Frazier shall designate one of the then serving Frazier Managers to serve as the chairperson of the Board (the “Chairperson”). The Chairperson shall preside at all meetings of the Board. If the Chairperson is absent at any meeting of the Board, the Managers present shall designate a member to serve as interim Chairperson for that meeting. The Chairperson, except in his or her capacity as an Officer (as applicable), shall not have the authority or power to act for or on behalf of the LLC, to do any act that would be binding on the LLC or to make any expenditure or incur any obligation on behalf of the LLC or authorize any of the foregoing. In the event that Frazier no longer holds at least 88.88% of its Closing Equity, the position of Chairperson shall be filled by a vote of the majority of the Board.

(h)     Action by Written Consent or Telephone Conference. Any action permitted or required by the Delaware Act, the Certificate or this Agreement to be taken at a meeting of the Board or any committee designated by the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the Managers or members of such committee constituting a quorum under Section 5.3(b) or Section 5.4(a), as the case may be. Such consent shall have the same force and effect as a vote sufficient to approve such action at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board or any such committee, as the case may be, provided, however, that the Unitholders may record their dissent to any such action. Subject to the requirements of the Delaware Act, the Certificate or this Agreement for notice of meetings, unless otherwise restricted by the Certificate, the Managers or members of any committee designated by the Board may participate in and hold a meeting of the Board or any committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(i)     Non-Voting Board Observers. Each Principal Investor shall be entitled to designate up to two non-voting observers affiliated with such Principal Investor (i.e. an officer, employee or partner of such Principal Investor or its Affiliates) (each a “Board Observer”) to be present at all meetings of the Board and its committees. Each Board Observer shall be entitled to notice of meetings of the Board and its committees to the same extent, and in the same manner, as the Managers. Notwithstanding the foregoing, (i) each Board Observer agrees to hold all information so provided to such Board Observer in accordance with Section 15.2 of this Agreement, and such Board Observer shall not disclose any such information to any other Person other than in accordance with Section 15.2 of this Agreement and (ii) the Board reserves the right to withhold any information from any Board Observer and to exclude any Board Observer from any meeting or portion thereof (A) if the Board determines that providing such Board Observer with access to such information or permitting such Board Observer to attend such meeting would adversely affect the attorney-client privilege between the LLC and its counsel or would result in disclosure of trade secrets to such Board Observer, (B) if the Board determines that the individual designated as a Board Observer is a Competitor of the LLC or any of its Subsidiaries, or is employed by, manages, advises, consults with, owns, or serves as a member of the board of directors of, a Competitor of the LLC or any of its Subsidiaries, or (C) to the extent the Board determines that delivery of such information would result in a breach of any laws, rules or regulations, including any healthcare regulations. The decision of the Board with respect to the privileged nature of such information or the exclusion of a Board Observer from any meeting shall be final and binding.

5.4.     Committees; Delegation of Authority and Duties.

(a)     Committees; Generally. The Board shall promptly establish (i) an audit committee, (ii) a compliance committee and (iii) a compensation committee, and subject to the requirements of applicable Law or the regulations of any self-regulatory organization, each of Frazier and Providence shall be entitled to appoint a number of members of each committee of the Board that is proportional to the number of Managers that such Person is entitled to designate at the relevant time pursuant to Section 5.2(a) (subject to all applicable provisions of Section 5.2(a), applied mutatis mutandis); provided, that Providence shall be entitled to appoint at least one member to each committee for so long as Providence is entitled to designate a Manager pursuant to Section 5.2(a). Any of the foregoing committees, to the extent provided in the enabling resolution or in the Certificate or this Agreement, shall have and may exercise, to the extent provided in a resolution of the Board or in this Agreement, the authority of the Board. At every meeting of any of the foregoing committees, the presence of a majority of all the members thereof shall constitute a quorum (provided that at least one (1) Frazier Manager and one (1) Providence Manager must be present at a meeting to constitute a quorum for a meeting of any committee that includes a Frazier Manager or a Providence Manager, as applicable, as a committee member and subject to all applicable provisions of Section 5.3(b) relating to a Deemed Quorum, applied mutatis mutandis). Minutes of all meetings of any committee of the Board shall be kept by the person designated by such committee to keep such minutes. Copies of such minutes and any writing setting forth an action taken by written consent without a meeting shall be distributed to each member of the Board promptly after such meeting is held or such action is taken. On each matter presented at a meeting of any such committee for action to be taken on such matter, each Manager on such committee shall be entitled to one vote. Except as otherwise provided in this Agreement, the affirmative vote of the members of a committee who are present at a meeting of such committee (at which a quorum is present) and who hold a majority of the votes present at such meeting shall be the act of the committee on any matter presented to the committee for action to be taken thereon at such meeting.

(b)     Delegation; Generally. Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, Section 5.1(b)(iv)), the Board may, from time to time, delegate to one or more Persons (including any Manager or Officer) such authority and duties as the Board may deem advisable in addition to those powers and duties set forth in Section 5.1(b) hereof. Subject to the terms and conditions of this Agreement, the Board also may assign titles to any Manager or other individual and may delegate to such Manager or other individual certain authority and duties. Any number of titles may be held by the same Manager or other individual. Subject to the terms and conditions of this Agreement, any delegation pursuant to this Section 5.4(b) may be revoked at any time by the Board.

(c)     Third-party Reliance. Any Person dealing with the LLC, other than a Unitholder, may rely on the authority of any Officer in taking any action in the name of the LLC without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

5.5.     Officers.

(a)     Designation and Appointment. Subject to Section 5.1(b)(iv), the Board shall designate and appoint a chief executive officer of the LLC and may (but need not), from time to time, designate and appoint one or more additional persons as an Officer of the LLC. No Officer need be a resident of the State of Delaware, a Unitholder or a Manager. Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular Officers. Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation of authority and duties made to such Officer by the Board pursuant to the third sentence of this Section 5.5(a) or (ii) any delegation of authority and duties made to one or more Officers pursuant to the terms of Section 5.4(b). Each Officer shall hold office until such Officer’s successor shall be duly designated and shall qualify or until such Officer’s death or until such Officer shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. Subject to Section 5.1(b)(iv), the salaries or other compensation, if any, of the Officers and agents of the Company Group shall be fixed from time to time by the Board.

(b)     Resignation; Removal. Any Officer (subject to any contract rights available to the Company Group, if applicable) may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, by the Board in its discretion at any time. Subject to Section 5.1(b)(iv), any vacancy occurring with respect to any Officer position of the LLC may be filled by the Board.

Article VI

GENERAL RIGHTS AND OBLIGATIONS OF UNITHOLDERS

6.1.     Limitation of Liability. Except as otherwise provided by applicable law, the debts, obligations, and liabilities of the LLC, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the LLC, and no Unitholder shall be obligated personally for any such debt, obligation, or liability of the LLC solely by reason of being a Unitholder of the LLC; provided that a Unitholder shall be required to return to the LLC any Distribution made to it in clear and manifest accounting or similar error. The immediately preceding sentence shall constitute a compromise to which all Unitholders have consented within the meaning of the Delaware Act. Notwithstanding anything contained herein to the contrary, the failure of the LLC to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Unitholders for liabilities of the LLC.

6.2.     Lack of Authority. No Unitholder in his, her, or its capacity as such (other than the members of the Board acting as the Board or an authorized Officer of the LLC) has the authority or power to act for or on behalf of the LLC in any manner, to do any act that would be (or could be construed as) binding on the LLC or to make any expenditures on behalf of the LLC, and, subject to Section 5.1(b)(iv), the Unitholders hereby consent to the exercise by the Board of the powers conferred on it by law and this Agreement.

6.3.     No Right of Partition. No Unitholder shall have the right to seek or obtain partition by court decree or operation of law of any LLC property, or the right to own or use particular or individual assets of the LLC.

6.4.     Unitholders Right to Act. For situations which the approval of any Unitholders (rather than the approval of the Board) is required, the Unitholders shall act through meetings and written consents as described in Article III and/or Section 15.3.

6.5.     Right to Information. The LLC shall deliver to each Information Recipient (unless otherwise waived by the Principal Investors on behalf of all such Information Recipients):

(a)     financial reports distributed by the Board from time to time in its sole discretion generally to all holders of Units;

(b)     upon the reasonable request of an Information Recipient, a current capitalization table reflecting the ownership of all holders of Units; provided, that the LLC shall only provide Information Recipients that are not Principal Investors with such capitalization information on an aggregated basis;

(c)     quarterly materials distributed to the Board; provided, that the LLC shall be entitled to withhold and/or redact such materials to the extent providing such materials would (i) be reasonably likely to adversely affect the attorney-client privilege between the LLC and its counsel, (ii) be reasonably likely to adversely affect the LLC or its Affiliates under governmental regulations or other applicable laws, (iii) be in contravention of any agreement or arrangement requiring such information to be kept confidential, (iv) result in a conflict of interest or (v) otherwise be inappropriate to provide, as reasonably determined by the Board; and

(d)     such other information and data (including such information and reports made available to any lender of the LLC or any of its Subsidiaries under any credit agreement or otherwise) with respect to the LLC and each of its Subsidiaries as may be necessary for such Information Recipient to comply with its respective reporting, regulatory, or other legal requirements and as may from time to time be reasonably requested by any such Information Recipient.

6.6.     Public Filing Information Rights.

(a)     Information. The LLC shall provide, and Frazier and the other Unitholders shall use their reasonable best efforts to cause the LLC to provide, to Providence (including its agents, accountants, advisors, counsel and other representatives) any information with respect to the LLC that Providence reasonably requests in connection with Providence Parent’s Reports, or that, in the reasonable judgment of Providence, is required to be disclosed or incorporated by reference therein, under any applicable law, rule or regulation, including, but not limited to, the following (collectively, the “Information”):

(i)     audited balance sheet of the LLC at the end of each fiscal year, and the related audited statements of income, statements of stockholders’ equity and statements of cash flows, which financial statements will set forth in comparative form such figures at the end of and for the previous fiscal year (other than fiscal year 2015), together with all related notes and schedules thereto, together with an opinion of the LLC’s independent auditor (such information, “Annual Financial Statements”);

(ii)     consolidated balance sheet of the LLC at the end of each of the four quarters of each fiscal year, and the related statements of income, statements of stockholders’ equity and statements of cash flows, which financial statements will set forth in comparative form such figures at the end of and for such quarter and year to date periods in the previous fiscal year, together with all related notes and schedules thereto, as reviewed (if such review is requested by Providence, at Providence’s sole cost and expense) by the LLC’s independent auditor (such information, “Quarterly Financial Statements”);

(iii)     a monthly financial reporting package that includes substantially the same information that was provided by the Company Sub to Providence each month prior to the date hereof, including a consolidated balance sheet, statement of income (month-end, quarter-end and year-to-date), statement of cash flows and trial balance (such information, “Monthly Financial Information”);

(iv)     copies of any annual and other budgets and financial projections relating to the LLC;

(v)     all significant deficiencies or material weaknesses in the design or operation of internal controls, any fraud that involves management or other employees of the LLC who have a significant role in the LLC’s internal control over financial reporting, and any illegal act within the meaning of Section 10A(b) and (f) of the Securities Exchange Act (such information, a “Deficiency”);

(vi)     any development involving a prospective material change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the LLC (such information, a “Material Change”); and

(vii)     any additional financial and other information and data with respect to the LLC and its business, properties, financial position, results of operations and prospects.

(b)     Timing and Delivery of Information. The LLC will provide, and Frazier will use its reasonable best efforts to cause the LLC to provide, to Providence (including its agents, accountants, advisors, counsel and other representatives) the Information in a timely manner on the dates requested by Providence (but in any case, with respect to information in the possession of or that can be determined or calculated in a reasonable timeframe by, the LLC or its Subsidiaries, within five (5) business days of any request). For the avoidance of doubt, the following Information will be provided to Providence by no later than the following deadlines (the “Filing Schedule”):

(i)     Annual Financial Statements: within seventy-five (75) calendar days from the LLC’s fiscal year end (unless such Annual Financial Statements are required at an earlier date pursuant to requirements under Regulation SX 3-09 promulgated under the Securities Exchange Act or other applicable legal requirement);

(ii)     Quarterly Financial Statements: within thirty (30) calendar days from the end of the LLC’s fiscal quarter end;

(iii)     Monthly Financial Information: within ten (10) Business Days following each month-end; and

(iv)     Any Material Change or Deficiency: promptly after any Officer of the LLC or any member of the Board becomes aware of such matter.

(c)     Independent Auditor. The LLC will use commercially reasonable efforts to cause its independent auditor to provide to Providence all necessary Information in a timely manner pursuant to Section 6.6(b).

(d)     Information Standard. The LLC will use commercially reasonable efforts to cause its Quarterly Financial Statements and Annual Financial Statements to be prepared in accordance with GAAP and to cause such financial information to fairly present, in all material respects, the financial position and results of operations of the LLC as of the dates, and for the periods, covered. The LLC will use commercially reasonable efforts to cause its agents to not publicly disclose or announce information concerning the LLC that could be reasonably expected to cause the information presented in any of Providence Parent’s Reports to be untrue or incomplete in any material respect. In furtherance of the foregoing, the LLC shall not share any material, non-public information concerning the LLC with any Person who is not bound by an obligation of confidentiality to the LLC with respect to such information. Neither the LLC nor Frazier or any other Unitholder will provide any Information to Providence (including its agents, accountants, advisors, counsel and other representatives) that contains an untrue statement of a material fact, or omits to state a material fact necessary to make such information not misleading.

(e)     Access and Cooperation. As requested by Providence and necessary to comply with Providence Parent’s disclosure obligations, the LLC will use commercially reasonable efforts to make its Managers and officers having responsibility for its financial reporting and business areas that relate to the matters included in the Information, and its agents, accountants, advisors, counsel and other representatives, reasonably available to Providence (and its agents, accountants, advisors, counsel and other representatives) at reasonable times and places for (i) consultations and discussions regarding the Information to be included in the Reports and (ii) Providence Parent’s presentations to securities analysts and at industry trade meetings and conferences, unless the LLC reasonably determines that they should not be made available for such purposes. Additionally, the LLC will use commercially reasonable efforts to cause its independent auditor to (x) perform an audit of the Annual Financial Statements and review of the Quarterly Financial Statements and provide the results thereof to Providence and the independent auditor of Providence Parent in accordance with the Filing Schedule, (y) provide the necessary consents required under the securities laws and (z) provide customary “comfort letters” in connection with any offerings of Providence Parent securities (with respect to clause (z) and to the review of the Quarterly Financial Statements pursuant to clause (x) if such review is requested by Providence, at Providence’s sole cost and expense). Providence will have the right to access such records of the LLC at reasonable times and during normal business hours and will be permitted to make abstracts from, or copies of, such records.

(f)     Disclosure Controls. The LLC agrees that it will maintain internal systems and procedures that will provide reasonable assurance that (i) the LLC’s consolidated financial statements are reliable and timely prepared in accordance with GAAP and applicable law, (ii) all transactions are recorded as necessary to permit the preparation of the LLC’s consolidated financial statements in accordance with GAAP and applicable law, (iii) the receipts and expenditures of the LLC are authorized at the appropriate level within the LLC and (iv) unauthorized use or disposition of the assets of the LLC that could have a material effect on the LLC’s consolidated financial statements is prevented or detected in a timely manner.

(g)     Miscellaneous. Each of the LLC, Frazier and Providence shall be responsible for its own fees, costs and expenses paid or incurred in connection with the preparation of Information and compliance with the terms of this Section 6.6, including fees, costs and expenses of such party’s agents, accountants, advisors, counsel and other representatives. The LLC will indemnify Providence and its Affiliates and all of its and their respective partners, equityholders, officers, directors, employees and agents for any losses, damages, liabilities, claims, demands, judgments, penalties or fines arising out of or relating to the performance of the LLC of its obligations under this Section 6.6.

6.7.     Non-Competition. No Unitholder (other than current or former Principal Investors and any Managers that are not employees of the Company Group) shall, during the period of time that he, she or it owns Units in the LLC and for one year following the sale or Permitted Transfer thereof (the “Restricted Period”), directly or indirectly, within or with respect to any country where the Company Group does business, engage, without the prior express written consent of the LLC, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, director, equityholder or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, service, person or entity, if such business, activity, service, person or entity, competes with the Business (a “Competing Business”). For purposes of this Section 6.7 only, the term “Business” shall mean the business of contracting with health plans to provide in-home care to Commercial, Managed Medicaid and Medicare Advantage members or other like services as the Company Group or in any other business engaged in by the Company Group or any potential business which has been submitted to the Board for consideration and is under consideration by the Board. In addition, no Unitholder (other than current or former Principal Investors) shall, during the Restricted Period, meaningfully assist, help or otherwise support, without the prior express written consent of the LLC, any Person or activity, whether as an employee, consultant, partner, principal, agent, representative, director, stockholder or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if such business or activity competes (or is reasonably likely to compete) with the Business. Notwithstanding the foregoing, the Unitholder shall not be prohibited during the Restricted Period from being a passive investor where the Unitholder owns not more than two percent (2%) of the outstanding capital stock of any publicly-held company. Notwithstanding the foregoing, this Section 6.7 shall not apply to the Principal Investors.

6.8.     Non-Solicitation. During the Restricted Period, no Unitholder shall induce any Person in the senior management role at the Company Group to (i) terminate such employment or (ii) accept employment, or enter into any consulting arrangement, with any Person other than a member of the Company Group.

6.9.     Statements by the Unitholder. Unless required by applicable law, rule or regulation or any recognized subpoena power, no Unitholder (other than the Principal Investors and any former Principal Investor not controlled by a Competitor) shall at any time make any statement or representation, written or oral, which such Unitholder (other than the Principal Investors and any former Principal Investor not controlled by a Competitor) knows or should know will, or which such Unitholder (other than current or former Principal Investors) knows or should know is reasonably likely to, impair or adversely affect in any way the reputation, goodwill, business, customer or supplier relationships, or public relations of the Company Group, and/or any of their respective partners, directors, employees or officers; provided that a former Principal Investor controlled by a Competitor shall not be prohibited from engaging in ordinary course business activities. In the event that any Unitholder (other than the Principal Investors and any former Principal Investor not controlled by a Competitor) becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to make any such statements or representations, then prior thereto and to the extent permitted by law, the Unitholder will provide the LLC with prompt written notice so that the LLC may seek (with such Unitholder’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.9. In the event that such protective order or other remedy is not obtained, then the applicable Unitholder will only make such statements or representations which the Unitholder is advised by counsel are legally required, and will cooperate with the LLC in the LLC’s efforts to obtain reliable assurance that confidential treatment will be accorded to any such statements or representations. Notwithstanding the foregoing, this Section 6.9 shall not apply to the Principal Investors.

6.10.     Publicity. Each Unitholder shall, subject to provisions of this Section 6.10, consult with and obtain the approval of each of the Principal Investors before issuing any press release or other public announcement with respect to this Agreement or the matters contemplated hereby, and no such Unitholder shall issue or cause to be issued any such press release prior to such consultation and approval, except to the extent required or appropriate in connection with applicable law, rule, regulation, governmental body or stock exchange (including regulatory and self-regulatory bodies), in which case the Unitholder proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the Principal Investors to the extent practicable before issuing any such press release or making any such public announcement and allow the other party reasonable time (taking into account the circumstances, including exigent circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith (the “Consultation Rights”). For the avoidance of doubt, this Section 6.10 shall not prohibit Providence from issuing any Reports or filing this Agreement with the Securities and Exchange Commission, or otherwise limit the rights of the Principal Investors to disclose information to the extent permitted by Section 15.2, in each case, in compliance with this Section 6.10 (including the Consultation Rights set forth herein) and Section 15.2.

6.11.     Transactions Between the LLC and the Unitholders. Except as specifically set forth herein, without the approval of the Board and without limiting Section 5.1(b)(iv), the LLC shall not, and shall cause its Subsidiaries not to, directly or indirectly, enter into or commit to enter into any transaction with any Unitholder or any of its Affiliates, other than (i) this Agreement and the Advisory Agreement, subject to the provisions regarding amendment, termination or waiver under any such agreements, (ii) any transaction specifically contemplated by this Agreement, (iii) any agreements or arrangements with employees of the LLC or its Subsidiaries, subject to Section 5.1(b)(iv), or (iv) any transaction between the LLC or any of its Subsidiaries, on the one hand, and an operating business of any of the Principal Investors or any of their respective Affiliates, on the other hand, which is on arms’ length terms and in the ordinary course of business. Notwithstanding any other provision hereof, no Unitholder may purchase, assume, or otherwise acquire any indebtedness of the LLC or its Subsidiaries (or any participations related thereto) without receiving the written approval of each Principal Investor.

6.12.     Initial Public Offering; Registration Rights Agreement. Prior to the commencement of any initial Public Offering (i), the Board shall form a committee comprised of one representative of each of the Principal Investors which shall be responsible for facilitating coordination among the Unitholders with respect to sell-down activities and (ii) the LLC or its applicable Subsidiary and the Unitholders shall enter into a Registration Rights Agreement on customary terms negotiated in good faith by the Principal Investors consistent with those forth in Exhibit A (the “Registration Rights Agreement”).

6.13.     Interests in Providence. Frazier Healthcare Partners (“Frazier Partners”) shall not, and shall cause its controlled Affiliates not to, without the prior written consent of Providence, for so long as Mercury Fortuna Buyer, LLC or any of its Affiliates is a Unitholder, directly or indirectly, acquire ownership (including as a beneficial owner) of any securities or indebtedness of Providence Parent or its Subsidiaries, or any options or other rights to acquire any such ownership from a third party or otherwise, or participate in or encourage the formation of any group that owns or seeks or offers to acquire beneficial ownership of any securities or indebtedness of Providence Parent or its Subsidiaries; provided that (i) Frazier Partners and its Affiliates and their respective personnel may own up to 1% of such securities or indebtedness in the aggregate as passive investments and (ii) for the avoidance of doubt, the restrictions set forth in this Section 6.13 shall not apply, directly or indirectly, to any equityholders of Mercury Fortuna Buyer, LLC or any of its Affiliates to the extent that such equityholders are not Affiliated with Frazier Partners.

Article VII

EXCULPATION AND INDEMNIFICATION

7.1.     Exculpation. No Manager or Tax Matters Partner shall be liable to any Officer, Manager, the LLC or to any Unitholder for any loss suffered by the LLC unless such loss is caused by such Person’s gross negligence, willful misconduct or violation of law. The Managers and Tax Matters Partner shall not be liable for errors in judgment or for any acts or omissions that do not constitute gross negligence, willful misconduct or violation of law. Any Manager or Tax Matters Partner may consult with counsel and accountants in respect of LLC affairs, and provided such Person acts in good faith reliance upon the advice or opinion of such counsel or accountants, such Person shall not be liable for any loss suffered by the LLC in reliance thereon.

7.2.     Right to Indemnification. Subject to the limitations and conditions as provided in this Article VII, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit, claim, litigation or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Unitholder, Manager, Tax Matters Partner or Officer, or while a Unitholder, Manager, Tax Matters Partner or Officer is or was serving at the request of the LLC as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the LLC to the fullest extent permitted by the Delaware Act, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the LLC to provide broader indemnification rights than said law permitted the LLC to provide prior to such amendment) against losses, damages, liabilities, claims, demands, judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees and costs of investigating the facts related to such Proceeding and preparing for participation therein) actually incurred by such Person as a result of, arising out of or in connection with such Proceeding, and indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder; provided, however, that such Person shall not be entitled to indemnification hereunder to the extent that any of the foregoing is determined by a final, nonappealable order of a court of competent jurisdiction to have been primarily caused by the gross negligence, bad faith or willful misconduct or criminal activity (evidenced by a final, nonappealable felony conviction) of such Person. The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights as provided herein on the date hereof with respect to actions taken or Proceedings arising prior to, on or after any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VII could involve indemnification for negligence or under theories of strict liability.

7.3.     Advance Payment. Reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 7.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the LLC in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Person to repay promptly such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the LLC.

7.4.     Indemnification of Employees and Agents. The LLC, by adoption of a resolution of the Board, may indemnify and advance expenses to an employee or agent of the LLC or its Subsidiaries to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Persons who are not or were not Managers, Tax Matters Partner or Officers but who are or were serving at the request of the LLC as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his or her status as such a Person to the same extent that it may indemnify and advance expenses to Managers, the Tax Matters Partner and Officers under this Article VII.

7.5.     Appearance as a Witness. Notwithstanding any other provision of this Article VII, the LLC shall pay or reimburse reasonable out-of-pocket expenses incurred by a Manager, Tax Matters Partner or Officer in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

7.6.     Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right which a Manager, Tax Matters Partner, Officer or other Person indemnified pursuant to Section 7.2 may have or hereafter acquire (i) under any law (common or statutory), (ii) under any provision of the Certificate or this Agreement, (iii) pursuant to the Advisory Agreement or (iv) by vote of Unitholders or disinterested Managers or otherwise.

7.7.     Insurance. The LLC shall purchase and maintain insurance in the amount and of the type customarily obtained for companies comparable to the LLC and its Subsidiaries, at its expense, to protect itself and any Person who is or was serving as a Manager, Tax Matters Partner, Officer or agent of the LLC or is or was serving at the request of the LLC as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the LLC would have the power to indemnify such Person against such expense, liability or loss under this Article VII.

7.8.     Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the LLC shall nevertheless indemnify and hold harmless each Manager, Tax Matters Partner, Officer or any other Person indemnified pursuant to this Article VII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

7.9.     Certain Dealings and Opportunities. Each Unitholder acknowledges and agrees that: (a) each current or former Principal Investor, their respective Affiliates and their respective stockholders, directors, officers, controlling Persons, partners, members, and employees (collectively, the “Investor Group”) (i) have or may have investments or other business relationships with entities engaged in other businesses (including those which may compete with the business of the LLC and any of its Subsidiaries or areas in which the LLC or any of its Subsidiaries may in the future engage in business) and in related businesses other than through the LLC or any of its Subsidiaries, (ii) may develop a strategic relationship with businesses that are or may be competitive with the LLC or any of its Subsidiaries and (iii) will not be prohibited by virtue of their direct or indirect investment in the LLC or its Subsidiaries, or their service on the Board or any Subsidiary’s board of directors (or similar governing body), or for any other reason, from pursuing and engaging in any such activities; (b) neither the LLC or any of its Subsidiaries nor any other Unitholder shall have any right or expectation in or to such other ventures or activities or to the income or proceeds derived therefrom; and (c) no member of the Investor Group shall be obligated to present any particular investment or business opportunity to the LLC or any of its Subsidiaries even if such opportunity is of a character which, if presented to the LLC, could be undertaken by the LLC or any of its Subsidiaries, and each member of the Investor Group shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other Persons. Each of the LLC and the Unitholders hereby waives, to the fullest extent permitted by applicable law, any claims and rights that such Person may otherwise have in connection with the matters described in this Section 7.9.

Article VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1.     Records and Accounting. The LLC shall keep, or cause to be kept, appropriate books and records with respect to the LLC’s affairs, including all books and records necessary to provide any information, lists, and copies of documents required to be provided pursuant to Section 8.3 or pursuant to applicable laws. All matters concerning (i) the determination of the relative amount of allocations and distributions among the Unitholders pursuant to Articles III and IV and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board (subject to Section 5.1(b)(iv)), whose determination shall be final and conclusive as to all of the Unitholders absent manifest clerical error.

8.2.     Fiscal Year. The fiscal year (the “Fiscal Year”) of the LLC shall constitute the 12-month period ending on December 31 of each calendar year, or such other annual accounting period as may be established by the Board; provided, that the written consent of each of the Principal Investors shall be required to change the Fiscal Year. The taxable year of the LLC shall be the same as the Fiscal Year, unless otherwise required by the Code or applicable tax law.

8.3.     Tax Information. The LLC shall use commercially reasonable efforts to deliver or cause to be delivered, within 75 days after the end of each Fiscal Year, to each Person who was a Unitholder at any time during such Fiscal Year all information necessary for the preparation of such Person’s United States federal and state income tax returns.

8.4.     Transmission of Communications. Each Person that owns or controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice, or other communication received from the Board to such other Person or Persons.

8.5.     LLC Funds. The Board and Officers may not commingle the LLC’s funds with the funds of any Unitholder or Manager.

Article IX

TAXES

9.1.     Tax Returns. The LLC shall prepare and file all necessary federal and state income tax returns, including making the elections described in Section 9.2. Each Unitholder shall furnish to the LLC all pertinent information in its possession relating to LLC operations that is necessary to enable the LLC’s income tax returns to be prepared and filed. No later than 30 days prior to the due date (including valid extensions) for filing IRS Form 1065 with respect to the LLC, the LLC shall furnish to each Principal Investor a draft copy of such Form 1065 and such Principal Investor’s associated Schedule K-1 (collectively, the “Draft Tax Forms”). No later than 10 Business Days after receipt of such Draft Tax Forms, each Principal Investor shall notify the LLC whether it approves such Draft Tax Forms. If any Principal Investor does not so approve, it shall attempt to resolve any disagreement with the other Principal Investor. If no such resolution is reached by the due date (including valid extensions) for filing Form 1065 and associated Schedules K-1, the LLC shall file such form and schedules in the manner approved by the Principal Investor with the largest number of Units as of such date, but the other Principal Investor shall not be required to report on its own tax returns in a manner consistent with such filed Form 1065 and Schedules K-1. Except as otherwise provided in this Section 9.1, all Unitholders agree not to take any position on any of their tax returns that are inconsistent with the positions taken in the LLC’s filed income tax returns.

9.2.     Tax Elections. Subject to the Subscription Agreement, Section 2.9 and Section 5.1(b)(iv), the Tax Matters Partner (as defined below) shall make any election on behalf of the LLC that the Tax Matters Partner deems appropriate in its reasonable discretion. Notwithstanding the preceding sentence, the Tax Matters Partner shall make a Code Section 754 election upon the request of any Investor in connection with a Transfer of Units in compliance with Article X below.

9.3.     Tax Matters Partner. Frazier (or an Affiliate so designated by Frazier) shall be the partnership representative of the LLC, in accordance with Section 6223 of the Code, and the tax matters partner of the LLC pursuant to Section 6231(a)(7) of the Code as in effect before the enactment of the Bipartisan Budget Act of 2015 (and, in each case, any similar provision under any state or local tax laws) (the “Tax Matters Partner”). The Tax Matters Partner shall cause the LLC to elect the application of Section 6226 of the Code with respect to any Imputed Underpayment Amount; provided, that the procedures set forth in applicable Treasury Regulations or other guidance under applicable Tax law shall permit Frazier to push any reporting or other obligation under Section 6226 of the Code through any upper tier partnerships that hold a direct or indirect interest in Frazier to the direct and indirect equityholders in Frazier, in each case, without Frazier or such equityholders incurring material additional Taxes, costs or expenses; provided, further, that if the requirements set forth in the immediately preceding proviso are not satisfied, the LLC shall pay any Imputed Underpayment Amount in accordance with Sections 6225(a) and 6232 of the Code, unless Frazier and Providence agree to use an alternative approach permitted under the Code and applicable Treasury Regulations. Each Unitholder hereby agrees (i) to take such actions as may be required to effect Frazier’s (or an Affiliate so designated by Frazier) designation as the Tax Matters Partner and (ii) to cooperate to provide any information or take such other actions as may be reasonably requested by the Tax Matters Partner in order to determine whether any Imputed Underpayment Amount may be modified pursuant to Section 6225(c) of the Code. A Unitholder’s obligation to comply with this Section 9.3 shall survive the transfer, assignment or liquidation of such Unitholder’s interest in the LLC. Notwithstanding the foregoing, for so long as Providence and its Affiliates own at least twenty percent (20%) of Providence’s Closing Equity, the Tax Matters Partner shall not (x) settle a Tax controversy that could reasonably be expected to have a material adverse effect on Providence or its Affiliates without Providence’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed or (y) choose a litigation forum other than the United States Tax Court for a federal Tax proceeding (where a choice for a federal Tax proceeding is available to the LLC and the choices include such forum). The Tax Matters Partner shall keep Providence informed of all material Tax issues arising in connection with a Tax proceeding affecting the LLC and shall permit Providence to participate, at its own expense, in all Tax proceedings with respect to the LLC which could reasonably be expected to adversely affect Providence’s or its Affiliates’ Tax liability, including audits, administrative appeals and judicial proceedings.

Article X

TRANSFERS

10.1.     Transfers by Unitholders.

(a)     No Unitholder shall Transfer any Units except in compliance with this Article X. Except for Transfers to Permitted Transferees or Transfers pursuant to Sections 10.4 (solely as a Tag-Along Unitholder), or 10.6 or to the LLC or a Subsidiary thereof (subject to Section 5.1(b)(iv)), no Unitholder shall Transfer, or offer or agree to Transfer, all or any part of any interest in such Person’s Units without the prior written consent of the Board and the Principal Investors, which consent may be withheld in the Board’s or either Principal Investor’s sole discretion, as applicable. With the Board and the Principal Investors’ consent, a Unitholder may Transfer all or any part of such Unitholders’ Units, subject to compliance with this Agreement (including Section 10.1(c) and Section 10.4).

(b)     Notwithstanding the foregoing, (x) each current or former Principal Investor may Transfer all or any part of any interest in such Principal Investor’s Units without the consent of the Board or the other current Principal Investor (if any) following the earlier of (i) an initial Public Offering and (ii) the third (3rd) anniversary of the date hereof, subject, in each case, to compliance with this Agreement (including Sections 10.1(c), 10.4, 10.5 and 10.7), and applicable securities laws and (y) each Unitholder (other than the current and former Principal Investors) may (subject to compliance with this Agreement (including Sections 10.1(c) and 10.7) and the Registration Rights Agreement), following the initial Public Offering, Transfer such Unitholder’s Units, but only to the extent such Transfer would not result in the Relative Ownership Percentage of such Unitholder immediately following such Transfer being less than the Relative Ownership Percentage of the Principal Investors immediately following such Transfer.

(c)     Each transferee of Units or other interest in the LLC shall, as a condition precedent to such Transfer, execute a counterpart to this Agreement pursuant to which such transferee shall agree to be bound by the provisions of this Agreement and comply with Section 11.2.

(d)     Any Imputed Underpayment Amount that is properly allocable to a transferor of an interest, as reasonably determined by the Board, shall be treated as a Withholding Payment with respect to the applicable transferee in accordance with Section 4.6(f). Furthermore, as a condition to any Transfer, each transferor shall be required to agree (i) to continue to comply with the provisions of Section 9.3 notwithstanding such Transfer and (ii) to indemnify and hold harmless the LLC and the Board from and against any and all liability with respect to the transferee’s Withholding Payments resulting from Imputed Underpayment Amounts attributable to the transferor to the extent that the transferee fails to do so.

10.2.     Effect of Assignment.

(a)     Subject to Section 10.1, any Unitholder who shall assign any Units or other interest in the LLC shall cease to be a Unitholder of the LLC with respect to such Units or other interest and shall no longer have any rights or privileges of a Unitholder with respect to such Units or other interest.

(b)     Subject to Section 10.1, any Person who acquires in any manner whatsoever any Units or other interest in the LLC, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any transferor of such Units or other interest in the LLC was subject to or by which such transferor was bound (it being understood that such transferee may no longer be eligible for certain rights or privileges with respect to such Units or other interest that, pursuant to the terms hereof, the transferor had by reason of the transferor’s status as a Principal Investor, subject to Section 10.7 or as otherwise expressly provided in this Agreement).

10.3.     Restrictions on Transfer.

(a)     In order to permit the LLC to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit or economic interest shall be permitted or recognized by the LLC or the Board (within the meaning of Treasury Regulation Section 1.7704-1(d)) if and to the extent that such Transfer would cause the LLC to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).

(b)     Notwithstanding anything herein to the contrary, except with the consent of the Principal Investors, no Unitholder shall Transfer any Units to any Competitor or strategic investor unless such Transfer is made (i) pursuant to an Approved Sale in accordance with Section 10.6 or (ii) to the public pursuant to (x) a Public Offering, or (y) following a Public Offering, pursuant to Rule 144, in either case of (x) or (y), in a market transaction and not a privately negotiated block trade.

10.4.     Participation Rights.

(a)     Prior to an initial Public Offering, at least thirty (30) days prior to any sale or Transfer of Units by either Principal Investor (the “Tag-Along Seller”), the Tag-Along Seller shall deliver a written notice (the “Tag-Along Notice”) to the other Unitholders (the “Tag-Along Unitholders”) specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the sale, including the number of Units to be sold and the cash price therefor (the “Tag-Along Offer”). The Tag-Along Unitholders may elect to participate in the contemplated sale by delivering written notice (a “Tag-Along Response Notice”) to the Tag-Along Seller within ten (10) days after delivery of the Tag-Along Notice. If any Tag-Along Unitholders have elected to participate in such sale, the Tag-Along Seller and such Tag-Along Unitholders will be entitled to sell in the contemplated Tag-Along Offer, at the same price and on the same terms, a number of Units to be sold equal to the product of (A) such Person’s Tag-Along Pro Rata Percentage multiplied by (B) the number of Units to be sold in the contemplated sale. If at the termination of such thirty (30)-day period any Unitholder shall not have elected to participate in the Tag-Along Offer, such Unitholder will be deemed to have waived its rights under this Section 10.4 with respect to such Tag-Along Offer. Each Tag-Along Unitholder’s right to participate in such Tag-Along Offer shall be conditioned upon (i) the consummation of the transactions contemplated in the Tag-Along Notice with the prospective transferee(s) named therein, (ii) each Tag-Along Unitholder’s execution and delivery of all agreements and other documents as the Tag-Along Seller is required to execute and deliver in connection with such sale (including representations and warranties as to (x) such Tag-Along Unitholder’s ownership of his, her or its Units to be sold free and clear of all Liens (other than any imposed by this Agreement), (y) such Tag-Along Unitholder’s power and authority to effect such sale and certificate, if any, representing the applicable Units (together with an executed stock (or similar) power or other conveyance document) and (z) such matters pertaining to compliance with securities laws as the prospective transferee(s) may reasonably require) and (iii) any Tag-Along Unitholder shall not be liable for the inaccuracy of any representation or warranty made by any other person (unless such representation is made jointly with such other person) in connection with the Tag-Along Offer; provided that each Tag-Along Unitholder shall (a) be required (i) to bear his, her or its proportionate share of any escrows, holdbacks or adjustments in purchase price and any transaction expenses and (ii) to make such customary representations, warranties and covenants and enter into such agreements as are customary for transactions of the nature of the Tag-Along Offer, in each case on terms no less favorable to the Tag-Along Unitholders than those disclosed in the Tag-Along Notice and (b) benefit from all of the same provisions of the definitive agreements as the Tag-Along Seller, it being understood that any liability of any Tag-Along Unitholder for indemnification or similar post-closing obligations shall not exceed a proportional share of any such liability based on such Tag-Along Unitholder’s share of the aggregate consideration in the Tag-Along Offer.

(b)     The Tag-Along Seller will use commercially reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Tag-Along Unitholders in any contemplated Tag-Along Offer, and the Tag-Along Seller will not sell any of its Units to the prospective transferee(s) unless (i) the prospective transferee(s) allow the participation of the Tag-Along Unitholders or (ii) the Tag-Along Seller purchases the number of Units from the Tag-Along Unitholders that the Tag-Along Unitholders would have been entitled to sell pursuant to Section 10.4(b)(i) for the amount of consideration per Unit to be paid to the Tag-Along Seller by the prospective transferee(s).

(c)     Notwithstanding anything to the contrary in any other provision of this Agreement, this Section 10.4 shall not apply to (i) any Transfer of Units held by either Principal Investor to or among its Affiliates, (ii) any Transfer pursuant to Section 10.6 or (iii) any Transfer in connection with a Public Offering.

(d)     The restrictions contained in this Agreement will continue to be applicable to the Units after any Transfer of such Units to transferee(s) pursuant to this Section 10.4 and, as a condition precedent to any such Transfer, the transferee(s) of such Units must agree in writing, in form and substance reasonably satisfactory to the LLC, to be bound by the provisions of this Agreement.

(e)     Notwithstanding anything contained in this Section 10.4, there shall be no liability on the part of the Tag-Along Seller to the Tag-Along Unitholders (other than the obligation to return any limited powers-of-attorney (and all copies thereof) together with all certificates (if any) evidencing Units, as the case may be, received by the Tag-Along Seller) if the sale of Units pursuant to a Tag-Along Offer under this Section 10.4 is not consummated for whatever reason. Whether to effect a sale of Units pursuant to this Section 10.4 by the Tag-Along Seller is in the sole discretion of the Tag-Along Seller.

(f)     Notwithstanding the requirements of this Section 10.4, the Tag-Along Seller may Transfer Units at any time without complying with the requirements of Section 10.4(a) so long as such Transfer is solely for cash and the Tag-Along Seller deposits into escrow with an independent third party at the time of sale that amount of the consideration received in the sale equal to the “Tag-Along Escrow Amount.” The “Tag-Along Escrow Amount” shall equal that amount of consideration that all the Tag-Along Unitholders would have been entitled to receive if each of the Tag-Along Unitholders had the opportunity to participate in the sale and to sell all of Units which it would have been entitled to include in the sale, determined as if each such Tag-Along Unitholder (i) delivered a Tag-Along Response Notice to the Tag-Along Seller in the time period set forth in Section 10.4(a) and (ii) proposed to include all of its Units which it would have been entitled to include in the sale.

No later than the date of the sale, the Tag-Along Seller shall notify the LLC in writing of the proposed sale. Such notice (the “Tag-Along Escrow Notice”) shall set forth the information required in the Tag-Along Notice, and in addition, such notice shall state the name of the escrow agent and the account number of the escrow account. The LLC shall promptly, and in any event within ten days of the date the LLC delivered or caused to be delivered, the Tag-Along Escrow Notice, deliver or cause to be delivered the Tag-Along Escrow Notice to each applicable Tag-Along Unitholder.

A Tag-Along Unitholder may exercise the tag-along right described in this Section 10.4(f) by delivery to the Tag-Along Seller within 10 days of the date the LLC delivered or caused to be delivered the Tag-Along Escrow Notice, of (i) a written notice specifying the number of Units it proposes and is entitled to sell (which such number shall not exceed such Tag-Along Unitholder’s pro rata share determined as provided in the first paragraph of this Section 10.4(f)), and (ii) the certificates representing such securities, if any, with transfer powers duly endorsed in blank.

Promptly after the expiration of the thirtieth (30th) day after the LLC has delivered or caused to be delivered the Tag-Along Escrow Notice, (i) the Tag-Along Seller shall purchase that number of Units as the Tag-Along Seller would have been required to include in the sale had the Tag-Along Seller complied with the provisions of Section 10.4(a), (ii) the LLC shall cause to be released from the escrow to the Tag-Along Unitholders from whom the Tag-Along Seller purchases Units pursuant to clause (i) of this paragraph the applicable amount of consideration due to such Tag-Along Unitholders together with any interest thereon, if any, and (iii) all remaining funds and other consideration held in escrow shall be released to the Tag-Along Seller.

(g)     The provisions of this Section 10.4 shall terminate upon the consummation of an initial Public Offering.

(h)     In the event any Principal Investor sell less than 100% of their LLC Interests in the LLC pursuant to this Section 10.4, joining “pro rata in such sale” (or similar phrases) shall be based on (i) relative Common Units and (ii) after giving effect to any vesting, forfeiture or retention of Value Units in accordance with the provisions of this Agreement as of the date of such sale, the vested Value Units of participating Management Unitholders (with applicable adjustments made for Benchmark Amounts and other appropriate provisions of this Agreement).

10.5.     First Negotiation Rights. Subject to Sections 10.2, 10.3 and 10.4 (each of which shall continue to apply to Transfers pursuant to this Section 10.5), prior to an initial Public Offering, a Principal Investor desiring to Transfer any Units (other than to a Permitted Transferee, in connection with an initial Public Offering or in connection with a Tag-Along Sale or a Drag-Along Sale, in each case, pursuant to the terms of this Agreement and the Registration Rights Agreement) (such Principal Investor, the “Transferring Unitholder”) shall give written notice (the “Negotiation Notice”) to the other Principal Investor. The delivery of a Negotiation Notice shall begin a 180-day period during which (i) the Transferring Unitholder shall not conduct negotiations or discussions concerning the contemplated Transfer with any prospective transferees (other than the LLC or the other Principal Investor) and (ii) the Transferring Unitholder, the LLC and the other Principal Investor (the “Negotiation Parties”) will negotiate in good faith for the Transfer to one or more of the Negotiation Parties of any or all Units held by the Transferring Unitholder. If by the expiration of such 180-day period no such Transfer to one or more of the Negotiation Parties has been negotiated (unless the Transferring Unitholder has otherwise agreed, at its election, in writing), then during the 180-day period following expiration of such 180-day period, the Transferring Unitholder may Transfer its Units to any third party at any price subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, Sections 10.2, 10.3, 10.4 and 10.6), but without needing to provide any additional Negotiation Notice.

10.6.     Drag-Along Rights.

(a)     In connection with an Approved Sale, the Principal Investors (or if such Approved Sale is approved by one Principal Investor, such Principal Investor) may elect to require all other Unitholders to vote all Units then held by such Unitholders in favor of such Approved Sale and to Transfer all or a portion of such Unitholder’s Units in connection with such Approved Sale. In such case, each Unitholder shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as a (i) merger or consolidation, each Unitholder shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of Units, each Unitholder shall agree to sell all of such Unitholder’s Units or rights to acquire Units on the terms and conditions approved by the Principal Investors (or if such Approved Sale is approved by one Principal Investor, such Principal Investor). Each Unitholder shall be obligated to fully participate in an Approved Sale (on a pro rata basis to the extent that not all of the LLC’s Units are being transferred in the Approved Sale), and shall be required to exercise all warrants, rights and options, and convert all convertible securities to the extent required by the Principal Investors (or if such Approved Sale is approved by one Principal Investor, such Principal Investor).

(b)     In the event of an Approved Sale:

(i)     each Unitholder shall, within fifteen (15) days following written request from the LLC, deliver to the LLC certificates or other instruments evidencing all Units held by such Unitholder, duly endorsed, together with all other documents required to be executed in connection with such Approved Sale or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Units pursuant to this Section 10.6(b) at the closing for such Approved Sale against delivery to such Unitholder of the consideration therefor;

(ii)     each Unitholder shall receive in exchange for each Unit held by such Unitholder the same portion of the aggregate consideration from such sale or exchange as each other Unitholder receives in respect of each of its Units and, if the consideration from such sale or exchange is in the form of securities, then each Unitholder shall be entitled to receive the same form of securities and the same amount of securities per Unit as each other Unitholder and if any Unitholders are given an option as to the form and amount of securities to be received, each Unitholder shall be given the same option;

(iii)     each Unitholder shall be obligated to join on a pro rata basis (but not on a joint and several basis), based on such Unitholder’s share of the aggregate proceeds paid in such Approved Sale, in any escrow, holdback, indemnification or other obligations that the LLC agrees to provide in connection with such Approved Sale (other than any such obligations that relate specifically to a particular Unitholder such as indemnification with respect to representations and warranties given by such Unitholder regarding such Unitholder’s title to and ownership of equity); provided that the indemnification obligation of each Unitholder shall be limited to the amount of the aggregate proceeds received by such Unitholder in the Approved Sale;

(iv)     each Unitholder shall make representations and warranties as to its title to or ownership of the Units being sold by such Unitholder in the proposed sale and such Unitholder’s authority, power and right to enter into and consummate such transaction without violating its applicable organizational documents or any other agreement or legal requirement and other customary representations and warranties with respect to matters particular to such Unitholder (including as to its due organization and good standing under the laws of its jurisdiction of formation),

(v)     no Unitholder shall be required to make any other representations and warranties (other than as described in the foregoing clause (iv)), including representations and warranties concerning any other Unitholder, the LLC, its Subsidiaries or the business of the LLC or its Subsidiaries,

(vi)     no Unitholder (other than the Management Unitholders) shall be required to execute or enter into a non-compete, non-solicitation or other similar restrictive covenant of any kind in connection with such Transfer other than a customary covenant (with customary and reasonable carveouts consistent with those contained in this Agreement) with respect to the protection of confidential or proprietary information;

(vii)     each Unitholder agrees to cooperate and to take all reasonably necessary or desirable actions required by the LLC in connection with the consummation of an Approved Sale, including the execution of the sale agreement, stock (or similar) powers and any other appropriate related document.

(c)     If the LLC or any Unitholder enters into a negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Unitholders (other than those qualifying as “Accredited Investors”) will, at the request of the LLC, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the LLC. If any Unitholder appoint a purchaser representative designated by the LLC, the LLC will pay the fees of such purchaser representative, but if any Unitholder declines to appoint the purchaser representative designated by the LLC, such Unitholder will, if required, appoint another purchaser representative, and such Unitholder will be responsible for the fees of the purchaser representative so appointed.

(d)     Unitholders who are obligated to participate in the Approved Sale will bear their pro rata share of the costs of any sale pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all Unitholders and are not otherwise paid by the LLC or the acquiring party. For purposes of this Section 10.6(d), costs incurred in exercising reasonable efforts to take all actions in connection with the consummation of an Approved Sale in accordance with Section 10.6(a) shall be deemed to be for the benefit of all Unitholders. For the avoidance of doubt, costs incurred by a Unitholder on such Unitholder’s own behalf will not be considered costs of the transaction.

(e)     Notwithstanding anything contained in this Section 10.6, there shall be no liability on the part of the LLC, the Board or the Unitholders to any other Unitholder (other than the obligation to return any certificates or other applicable instruments representing such Unitholder’s Units received by the LLC) if the transfer of the Unitholder’s Units pursuant to this Section 10.6 is not consummated for whatever reason. Subject to Section 10.6(a), whether to effect a transfer of Units pursuant to this Section 10.6 is in the sole discretion of the Principal Investors.

(f)     In the event any Principal Investor sell less than 100% of their LLC Interests in the LLC pursuant to this Section 10.6, joining “pro rata in such sale” (or similar phrases) shall be based on (i) relative Common Units and (ii) after giving effect to any vesting, forfeiture or retention of Value Units in accordance with the provisions of this Agreement as of the date of such sale, the vested Value Units of participating Other Unitholders (with applicable adjustments made for Benchmark Amounts and other appropriate provisions of this Agreement).

10.7.     Transfer of Consent and Designation Rights. Each Principal Investor may transfer its rights to (i) consent to the actions listed in Section 5.1(b)(iv) and Section 6.11 and (ii) designate Managers under Section 5.2 to a Transferee pursuant to a Transfer in accordance with this Article X only if (x) such Transferee is a Permitted Transferee or (y) such Transfer is occurring on or after the third (3rd) anniversary of the date hereof and such Transferee is reasonably acceptable to the other Principal Investor and agrees to the terms of this Agreement; provided, that (1) with respect to the rights to consent to the actions listed in Section 5.1(b)(iv)(A) – (D) (and clauses (T) and (U) to the extent applicable), such rights shall transfer only if the Principal Investor transfers at least twenty percent (20%) of such Principal Investor’s Closing Equity to the Transferee, (2) with respect to the rights to consent to the actions listed in Section 5.1(b)(iv) (E) – (S) (and clauses (T) and (U) to the extent applicable), such rights shall transfer only if the Principal Investor transfers at least fifty percent (50%) of such Principal Investor’s Closing Equity to the Transferee and (3) with respect to the rights to designate Managers under Section 5.2, such rights shall transfer in proportion to the number of Units transferred by the Principal Investor (e.g., if a Principal Investor transfers thirty-three percent (33%) of its Units and immediately prior to such transfer such Principal Investor had the right to appoint three (3) Managers, the right to appoint one (1) Manager would transfer to the Transferee) and only if and to the extent such Transfer would result in the loss of a Board designee pursuant to Section 5.2.(a)(viii); provided, that in no circumstance shall the Transferee and Transferor have the right to designate a greater number of Managers following the transfer than the Transferee had the right to designate immediately prior to such transfer. Any such Transferee shall be subject to the applicable provisions hereof with respect to the loss and transferability of such rights, mutatis mutandis.

10.8.     Void Transfers. Any Transfer by any Unitholder of any Units or other interest in the LLC in contravention of this Agreement or which would cause the LLC to not be treated as a partnership for U.S. federal income tax purposes shall be void and ineffectual and shall not bind or be recognized by the LLC or any other party. No purported assignee shall have any right to any profits, losses or distributions of the LLC.

10.9.     Legends. In addition to any other legend that may be required, each certificate, if any, representing Units shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING THE TRANSFER, ASSIGNMENT, PLEDGE OR SALE, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF OCTOBER 19, 2016, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE LLC OR ANY SUCCESSOR THERETO.”

Article XI

ADMISSION OF UNITHOLDERS

11.1.     Substituted Unitholders. In connection with the Transfer of an LLC Interest of a Unitholder permitted under the terms of this Agreement, the transferee shall become a Substituted Unitholder with respect to the transferred LLC Interest on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with or waiver of the conditions to such Transfer (unless one of the conditions to such Transfer is that Board or Unitholder consent is required for the admission of such transferee, in which case such consent must first be obtained), including executing a counterpart of, and become a party to, this Agreement in form and substance reasonably acceptable to the Board, whereupon such admission shall be shown on the books and records of the LLC.

11.2.     Additional Unitholders. A Person may be admitted to the LLC as an Additional Unitholder only as contemplated under, and in compliance with, the terms of this Agreement, including furnishing to the Board (a) a letter of acceptance, in form satisfactory to the Board, of all the terms and conditions of this Agreement, including the power of attorney granted in Section 15.1, and (b) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Unitholder. Such admission shall become effective on the date on which the Board determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the LLC. Thereafter, an Officer authorized by the Board shall amend Schedule A without the further vote, act or consent of any other Person to reflect such new Person as a Unitholder and shall make available for review a copy of such amended Schedule A to each Unitholder.

11.3.     Optionholders. Except as set forth in this Agreement, no Person that holds securities (including options, warrants, or rights) exercisable, exchangeable, or convertible into Units shall have any rights with respect to such Units until such Person is actually issued Units upon such exercise, exchange, or conversion and, if such Person is not then a Unitholder, is admitted as a Unitholder pursuant to Section 11.2.

Article XII

WITHDRAWAL AND RESIGNATION OF UNITHOLDERS

12.1.     Withdrawal and Resignation of Unitholders. No Unitholder shall have the power or right to withdraw or otherwise resign or be expelled from the LLC prior to the dissolution and winding up of the LLC pursuant to Article XIII, except as otherwise expressly permitted by this Agreement or any of the other agreements contemplated hereby. Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing Unitholder will not be considered a Unitholder for any purpose after the effective time of such complete withdrawal, and, in the case of a partial withdrawal, such Unitholder’s Capital Account (and corresponding voting and other rights) shall be reduced for all other purposes hereunder upon the effective time of such partial withdrawal.

12.2.     Withdrawal of a Unitholder. No Unitholder shall have the power or right to withdraw or otherwise resign from the LLC except (i) as otherwise expressly permitted by this Agreement, or (ii) simultaneous with the Transfer of all of a Unitholder’s Units in a Transfer permitted by this Agreement and, if such Transfer is to a Person that is not a Unitholder, the admission of such Person as a Unitholder pursuant to Section 11.1.

Article XIII

DISSOLUTION AND LIQUIDATION

13.1.     Dissolution. The LLC shall not be dissolved by the admission of Additional Unitholders or Substituted Unitholders, or by the death, retirement, expulsion, bankruptcy or dissolution of a Unitholder. The LLC shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(a)     at any time by decision of each of the Principal Investors; or

(b)     the entry of a decree of judicial dissolution of the LLC under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XIII, the LLC is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the LLC and the LLC shall continue in existence subject to the terms and conditions of this Agreement.

13.2.     Liquidation and Termination.

(a)     On dissolution of the LLC, the Board shall act as liquidator or may appoint one or more representatives or Unitholders as liquidator. The liquidators shall proceed diligently to wind up the affairs of the LLC, sell all or any portion of the LLC assets for cash or cash equivalents as they deem appropriate, and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as an LLC expense. In connection with any such liquidation or dissolution, before making any distribution to Unitholders under Article IV above, the LLC shall purchase an extended reporting period “tail” insurance policy covering the matters described in Section 7.7 for the six-year period commencing on the date of dissolution or liquidation. Until final distribution, the liquidators shall continue to operate the LLC properties with all of the power and authority of the Board. The liquidators shall pay, satisfy, or discharge from LLC funds all of the debts, liabilities, and obligations of the LLC (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine) and shall promptly distribute the remaining assets to the holders of Units in accordance with Section 4.1(a). Any non-cash assets will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Sections 4.2 and 4.3. In making such distributions, the liquidators shall allocate each type of asset (i.e., cash, cash equivalents, securities, etc.) among the Unitholders ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such holder. Any such distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreement governing such assets (or the operation thereof or the holders thereof) at such time. The distribution of cash and/or property to a Unitholder in accordance with the provisions of this Section 13.2 constitutes a complete return to the Unitholder of its Capital Contributions and a complete distribution to the Unitholder of its interest in the LLC and all the LLC’s property and constitutes a compromise to which all Unitholders have consented within the meaning of the Delaware Act. To the extent that a Unitholder returns funds to the LLC, it has no claim against any other Unitholder for those funds.

(b)     Neither the purchase nor redemption by the LLC of any Units in any manner permitted by the Certificate or any amendment thereof or this Agreement, if any, nor the merger or consolidation of the LLC with or into any other business entity (as defined in the Delaware Act), nor the conversion of the LLC into a corporation under Delaware (or other state) law, nor a sale, exchange, conveyance, transfer or lease of all or substantially all of the LLC’s assets shall be deemed to be a liquidation, dissolution or winding up of the LLC for the purposes of this Section 13.2.

13.3.     Cancellation of Certificate. On completion of the distribution of LLC assets as provided herein, the LLC shall be terminated (and the LLC shall not be terminated prior to such time), and the Board (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled, and take such other actions as may be necessary to terminate the LLC. The LLC shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 13.3.

13.4.     Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the LLC and the liquidation of its assets pursuant to Section 13.2 in order to minimize any losses otherwise attendant upon such winding up.

13.5.     Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Unitholders (it being understood that any such return shall be made solely from LLC assets).

13.6.     Reserves Against Distributions. The Board shall have the right to withhold from Distributions payable to any Unitholder under this Agreement amounts sufficient to pay and discharge any reasonably anticipated contingent liabilities of the LLC. Any amounts remaining after payment and discharge of any such contingent liabilities of the LLC will be paid to the Unitholders from whom the Distributions were withheld.

Article XIV

VALUATION

14.1.     Determination. Subject to Section 14.2, the Fair Market Value of the assets of the LLC or of a LLC Interest will be determined by the Board (or, if pursuant to Section 13.2, the liquidators) in its good faith judgment in such manner as it deems reasonable and using all factors, information and data deemed to be pertinent (including, if the Board so determines, the recommendation of an independent third-party appraiser engaged by the Board for such purpose), in the case of Sections 3.6.(c) and 13.2(a), with the consent of each Principal Investor.

14.2.     Fair Market Value. “Fair Market Value” of (i) a specific LLC asset will mean the amount which the LLC would receive in an all-cash sale of such asset (free and clear of all Liens and after payment of all liabilities secured only by such asset) in an arms-length transaction with an unaffiliated third party consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale); and (ii) the LLC will mean the amount which the LLC would receive in an all-cash sale of all of its assets and businesses as a going concern (free and clear of all Liens and after payment of indebtedness for borrowed money) in an arms-length transaction with an unaffiliated third party consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (assuming that all of the proceeds from such sale were paid directly to the LLC other than an amount of such proceeds necessary to pay transfer taxes payable in connection with such sale, which amount will not be received or deemed received by the LLC). After a determination of the Fair Market Value of the LLC is made as provided above, the Fair Market Value of a Unit will be determined by making a calculation reflecting the cash distributions which would be made to the Unitholders in accordance with this Agreement in respect of such Unit if the LLC were deemed to have received such Fair Market Value in cash and then distributed the same to the Unitholders in accordance with the terms of this Agreement incident to the liquidation of the LLC after payment to all of the LLC’s creditors from such cash receipts other than payments to creditors who hold evidence of indebtedness for borrowed money, the payment of which is already reflected in the calculation of the Fair Market Value of the LLC and assuming that all of the convertible debt and other convertible securities were repaid or converted (whichever yields more cash to the holders of such convertible securities) and all options to acquire Units (whether or not currently exercisable) that have an exercise price below the Fair Market Value of such Units were exercised and the exercise price therefor paid. Except as otherwise provided herein or in any agreement, document or instrument contemplated hereby, any amount to be paid under this Agreement by reference to the Fair Market Value shall be paid in full in cash, and any Unit being transferred in exchange therefor will be transferred free and clear of all Liens.

Article XV

GENERAL PROVISIONS

15.1.     Power of Attorney.

(a)     Each Unitholder, other than the Principal Investors, hereby constitutes and appoints each member of the Board and the liquidators, with full power of substitution, as his, her or its true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices (i) this Agreement, all certificates, and other instruments and all amendments (in the manner set forth herein) thereof in accordance with the terms hereof which the Board deems appropriate or necessary to form, qualify, or continue the qualification of, the LLC as a limited liability company in the State of Delaware and in all other jurisdictions in which the LLC may conduct business or own property; (ii) all documents or instruments which the Board deems appropriate or necessary to reflect any amendment, change, modification, or restatement of this Agreement made pursuant to the terms of this Agreement (including any required approval by Unitholders pursuant to Section 15.3 hereof); (iii) all conveyances and other instruments or documents which the Board deems appropriate or necessary to reflect the dissolution and liquidation of the LLC pursuant to the terms of this Agreement, including a certificate of cancellation; and (iv) all instruments relating to the admission, withdrawal, or substitution of any Unitholder pursuant to Articles XI and XII.

(b)     The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency, or termination of any Unitholder and the Transfer of all or any portion of his, her or its LLC Interest and shall extend to such Unitholder’s heirs, successors, assigns, and personal representatives.

15.2.     Confidentiality. Except as otherwise provided in this Section 15.2, no Unitholder shall, in any manner, either directly or indirectly, divulge, disclose, or communicate to any Person any non-public information, data, observations or materials relating to the LLC or any of its Subsidiaries or their respective assets, liabilities, operations, businesses, affairs and activities (including any notes, summaries, evaluations, analyses and other material derived from any such information, data, observations or materials) (collectively, “Confidential Information”); provided, however, that the foregoing confidentiality obligation shall not apply to any Confidential Information that (a) has previously become available to the general public for a period of at least two (2) Business Days (other than as a result of wrongful disclosure by the Unitholder) or (b) becomes available to the Unitholder on a non-confidential basis from a source other than the LLC or any of its Subsidiaries, so long as such source is not known by the Unitholder (after reasonable inquiry) to be subject to another confidentiality agreement. Until the termination of this Agreement, no Unitholder shall make any use of any Confidential Information other than to further the operations, businesses, affairs and activities of the LLC and its Subsidiaries or to evaluate or monitor (in its capacity as a Unitholder) its investment in the LLC. The foregoing provisions of this Section 15.2 shall not prohibit the disclosure of Confidential Information by (i) any Unitholder to the extent required by applicable law, rule, regulation, governmental body or stock exchange (including regulatory and self-regulatory bodies), court order or other governmental decree, (ii) any current or former Principal Investor to the extent required or appropriate in connection with federal securities laws, stock exchange requirements or other public company reporting or disclosure obligations, in which case the current or former Principal Investor intending to make the release or disclosure of such Confidential Information shall use commercially reasonable efforts to consult with the other Principal Investor (if any) to the extent practicable about, and allow the other party reasonable time (taking into account the circumstances, including exigent circumstances) to comment on, such release or disclosure in advance of such issuance, and the current or former Principal Investor intending to make the release or disclosure will consider such comments in good faith, (iii) any Unitholder with the written consent of the Principal Investors, which consent may be withheld by the Principal Investors in their sole discretion, (iv) any Unitholder to any officer, director, manager, employee or other representative (“Representatives”), Affiliate or Representatives of an Affiliate of such Unitholder if such Person has a need to know such information and has agreed or is otherwise obligated not to communicate such information to any other Person or use the Confidential Information for his, her or its own benefit, for any purpose other than to monitor the recipient’s indirect interest in the LLC or in a manner adverse to the interests of the LLC or (v) any current or former Principal Investor to any limited partner of such current or former Principal Investor, but only to the extent such Confidential Information being disclosed does not contain material, non-public information and is of a nature customarily disclosed by private investment funds to their limited partners in the ordinary course of business consistent with past practice and the recipient of such Confidential Information has been advised and directed not to communicate such information to any other Person or use the Confidential Information for his, her or its own benefit, for any purpose other than to monitor the recipient’s indirect interest in the LLC or in a manner adverse to the interests of the LLC. Each Unitholder shall take reasonable steps to inform its Representatives, Affiliates and limited partners who receive access by such Unitholder to any Confidential Information of the provisions of this Section 15.2, and any other Person who receives access to any Confidential Information from such Unitholder pursuant to clauses (iv) or (v) of the foregoing sentence, and such Unitholder shall be responsible for any violation of this Section 15.2 by such Persons as if such Persons been bound hereunder. Except for any disclosure made pursuant to Section 15.2(ii), if any Unitholder is required by applicable law, rule, regulation, governmental body or stock exchange (including regulatory and self-regulatory bodies), court order or other governmental decree to disclose Confidential Information, such Unitholder shall give prompt written notice of such fact to the LLC so that the LLC may seek a protective order or other governmental or judicial relief to prevent disclosure of such information. Notwithstanding the foregoing, the LLC and each Unitholder acknowledges that, in the ordinary course of business of each member of the Investor Group, the members of the Investor Group evaluate, pursue, acquire, sell, manage, advise and serve on the boards of other Persons. The LLC and each Unitholder acknowledges that (x) the review of the Confidential Information by each of Frazier, Providence and the members of the Investor Group may inevitably enhance such Persons’ or their respective Affiliates’ knowledge and understanding of the industries in which the Company Group operates in a way that cannot be separated from such Persons’ or their respective Affiliates’ other knowledge, and the LLC and each Unitholder agrees that this Section 15.2 shall not restrict such Persons’ or their respective Affiliates’ use of such general industry knowledge and understanding, including in connection with investments in other companies (including in the same or similar industries) and (y) none of Frazier or Providence or any member of the Investor Group shall be deemed to have used any Confidential Information in contravention of this Section 15.2 solely because of the fact of its evaluation, pursuit, acquisition, sale or management of, provision of advice to, or service on the board of any such other investment.

15.3.     Amendments. This Agreement may be amended from time to time by the Board to reflect the Transfer of Units or other interests in the LLC effectuated pursuant to the terms of Article X or to reflect the admission of Unitholders effectuated pursuant to the terms of Article XI. Any provisions of this Agreement may be amended, modified, supplemented or waived with the written approval of the LLC and the Principal Investors; provided, that no amendment or modification pursuant to this Section 15.3 that would by its terms adversely affect any holders of Units in a manner materially disproportionate to the other holders of Units, in their capacities as such, shall be effective against such holders without the written consent of holders of at least a majority in interest (with respect to the applicable Units) of such disproportionately materially adversely affected holders.

15.4.     Title to LLC Assets. LLC assets shall be deemed to be owned by the LLC as an entity, and no Unitholder, individually or collectively, shall have any ownership interest in such LLC assets or any portion thereof. Legal title to any or all LLC assets may be held in the name of the LLC or one or more nominees, as the Board may determine. The Board hereby declares and warrants that any LLC assets for which legal title is held in its name or the name of any nominee shall be held in trust by the Board or such nominee for the use and benefit of the LLC in accordance with the provisions of this Agreement. All LLC assets shall be recorded as the property of the LLC on its books and records, irrespective of the name in which legal title to such LLC assets is held.

15.5.     Remedies. Each Unitholder and the LLC shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

15.6.     Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, whether so expressed or not.

15.7.     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

15.8.     Regulatory Matters. The LLC shall and shall cause its Subsidiaries to keep the Unitholders informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the LLC or any of its Subsidiaries, so that the Unitholders will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action. Additionally, upon and to the extent of a prior written request therefor, the LLC shall provide to the Unitholders reasonable access during normal business hours to personnel, books and records and such other information as any Unitholder may reasonably require for tax or regulatory purposes that are customary for investments of this type, including all rights necessary to satisfy venture capital operating company rules.

15.9.     Notice to Unitholder of Provisions. By executing this Agreement, each Unitholder acknowledges that he, she or it has actual notice of (a) all of the provisions hereof (including the restrictions on the transfer set forth herein), and (b) all of the provisions of the Certificate.

15.10.     Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

15.11.     Consent to Jurisdiction. Each Unitholder irrevocably submits to the exclusive jurisdiction of the United States District Court for the State of Delaware and the state courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Unitholder further agrees that service of any process, summons, notice or document by United States certified or registered mail to such Unitholder’s respective address set forth in the LLC’s books and records or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each Unitholder irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the State of Delaware or the state courts of the State of Delaware and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

15.12.     Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Except as otherwise indicated herein, the terms “herein”, “hereof”, “hereto”, “hereunder” and similar terms refer to this Agreement generally rather than to the particular provision in which such term is used. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document, or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Unless the context otherwise requires, any reference herein to any Person shall be construed to include such Person’s successors and assigns. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either,” and “any” shall not be exclusive. It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

15.13.     Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

15.14.     MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT (INCLUDING THE LLC) HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.

15.15.     Addresses and Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. New York, New York time on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands, and other communications shall be sent to the address for such recipient set forth in the LLC’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Board or the LLC shall be deemed given if received by the Board at the principal office of the LLC designated pursuant to Section 2.7, and any such notice shall also be delivered to each of the Principal Investors.

15.16.     Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the LLC or any of their Affiliates (other than any Affiliate in its capacity as a Unitholder and party hereto), and no creditor who makes a loan to the LLC or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the LLC in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in LLC Profits, Losses, Distributions, capital, or property other than as a secured creditor.

15.17.     Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition. Notwithstanding the other provisions of this Agreement, Section 18-305(a) of the Delaware Act shall not apply to the LLC and no Unitholder shall have any rights thereunder.

15.18.     Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

15.19.     Offset. Whenever the LLC is to pay any sum to any Unitholder or any Affiliate or related person thereof, any amounts that such Unitholder or such Affiliate or related person owes to the LLC may be deducted from that sum before payment.

15.20.     Entire Agreement. This Agreement, those documents expressly referred to herein (including the Subscription Agreement and the Advisory Agreement) and the other documents of even date herewith, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15.21.     Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or in “portable document format”, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or “portable document format” to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

15.22.     Survival. Articles I and VII, and Sections 4.3, 6.1, 6.6, 6.7 6.8, 6.9, 6.11, 13.2, 15.2, 15.5, 15.6, 15.9, 15.10, 15.11, 15.12, 15.13, 15.14, 15.15, 15.16, 15.17, 15.20, 15.21 and this 15.22 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement or the dissolution of the LLC.

15.23.     Deemed Transfer of Units. If the LLC or any other Person acquiring Units of a Unitholder shall make available, at the time and place and in the amount and form provided in such unit transfer or similar agreement (“Unit Transfer Agreement”), the consideration for the Units to be repurchased in accordance with the provisions of such Unit Transfer Agreement, then from and after such time, the Person from whom such Units are to be repurchased shall no longer have any rights (including rights to Distributions hereunder) as a holder of such Units (other than the right to receive payment of such consideration in accordance with such Unit Transfer Agreement), and such Units shall be deemed purchased in accordance with the applicable provisions hereof and the LLC or any other Person acquiring such Units shall be deemed the owner and holder of such Units, whether or not the certificates therefor have been delivered as required by such Unit Transfer Agreement.

15.24.     Recapitalization. If any securities are issued in respect of, in exchange for, or in substitution of, any Units by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Units or any other change in capital structure of the LLC, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as fairly and equitably to preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

*     *     *     *     *

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

UNITHOLDER:

PROMETHEUS HOLDCO, LLC

By: The Providence Service Corporation,
        Its sole and managing member

By:     /s/ James M. Lindstrom
           Name:     James M. Lindstrom
           Title:       Chief Executuve Officer

[SIGNATURE PAGE TO LLC AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

UNITHOLDER:

MERCURY FORTUNA BUYER, LLC

By:     /s/ Ben Magnano
           Name:     Ben Magnano
           Title:       President, Treasurer &
                           Authorized Person

[SIGNATURE PAGE TO THE LLC AGREEMENT]